Exhibit 10.1

SECOND AMENDED AND RESTATED LNG TERMINAL USE AGREEMENT

between

SABINE PASS LIQUEFACTION, LLC

and

SABINE PASS LNG, L.P.

Amended and Restated as of July 31, 2012

TABLE OF CONTENTS

PART ONE PRINCIPAL COMMERCIAL TERMS AND CONDITIONS		7
A.	Term	7
B.	Services Quantity	7
C.	Fee, Retainage and Fuel	8
D.	Notices	9
E.	Customer Cooperation Regarding SABINE Financing	9
F.	SABINE Cooperation Regarding Customer Financing	9
G.	Amendment and Restatement	9

PART TWO GENERAL TERMS AND CONDITIONS		11

Article 1	DEFINITIONS	11

Article 2	SERVICES AND SCOPE	19
2.1	Services to be Provided by SABINE	19
2.2	Additional Services	20
2.3	Activities Outside Scope of this Agreement	20

Article 3	SALE AND PURCHASE OF SERVICES	21
3.1	Services	21
3.2	Customer’s Use of Services	22
3.3	No Pre-Delivery Right	22
3.4	Failure to Take	22
3.5	Sabine Pass Services Manual	23

Article 4	COMPENSATION FOR SERVICES	24
4.1	Fee	24
4.2	Taxes and New Regulatory Costs	24
4.3	Services Unavailability	25
4.4	Services Provided to Other Customers	25

Article 5	SCHEDULING	25
5.1	Annual Delivery Program	25
5.2	Three Month Schedules	28
5.3	Gas Delivery	30
5.4	Standard	30
5.5	Scheduling Representative	31
5.6	Scheduling Coordination Among Customer and Other Customers	31

Article 6	LIQUEFACTION FACILITY	31
6.1	Modification of Sabine Pass Facility	31

Article 7 SABINE PASS FACILITY		32
7.1	Sabine Pass Facility	32
7.2	Compatibility of Sabine Pass Facility with LNG Vessels	33
7.3	Customer Inspection Rights	34

Article 8 TRANSPORTATION AND Transfers		35
8.1	LNG Vessels	35
8.2	Sabine Pass Marine Operations Manual	38
8.3	LNG Vessel Inspections; Right to Reject LNG Vessel	38
8.4	Advance Notices Regarding LNG Vessel and Cargoes	39
8.5	Notice of Readiness	41
8.6	Berthing Assignment	42
8.7	Berth Time	42
8.8	LNG Transfers at the Sabine Pass Facility	44
8.9	LNG Vessel Not Ready for LNG Transfer; Excess Berth Time	44

Article 9 RECEIPT OF LNG		46
9.1	Title, Custody and Risk of Loss	46
9.2	No Encumbrance	46
9.3	Receipt of LNG	46
9.4	Quality and Measurement of Customer’s LNG	47
9.5	Off-Specification LNG	47

Article 10 REDELIVERY OF GAS		49
10.1	General	49
10.2	Customer’s Responsibility	50
10.3	Specifications and Measurement of Gas at the Gas Delivery Point	51
10.4	Nonconforming Gas	51
10.5	Minimum Inventory	52

Article 11 PAYMENT		52
11.1	Monthly Statements	52
11.2	Other Statements	52
11.3	Adjustments, Audit	53
11.4	Payment Due Dates	53
11.5	Payment	54
11.6	Nonpayment	54
11.7	Disputed Statements	55
11.8	Final Settlement	55

Article 12 DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES		55

Article 13 INSURANCE		56
13.1	SABINE’s Insurance	56
13.2	Customer’s Insurance	57
13.3	Port Liability Agreement	57

Article 14 LIABILITIES		58
14.1	Limitation of Liability of SABINE	58
14.2	Consequential Loss or Damage	58
14.3	Indemnification for Export Services	58
14.4	Parties’ Liability	59

Article 15 FORCE MAJEURE		59
15.1	Events of Force Majeure	59
15.2	Limitation on Scope of Force Majeure for Customer	59
15.3	Notice	59
15.4	Measures	60
15.5	No Extension of Term	60
15.6	Settlement of Industrial Disturbances	60
15.7	Allocation of Services	60

Article 16 CURTAILMENT OF SERVICES OR TEMPORARY DISCONTINUATION OF SERVICES		61
16.1	Scheduled Curtailment or Temporary Discontinuation of Services	61
16.2	Unscheduled Curtailment or Temporary Discontinuation of Services	61

Article 17 ASSIGNMENT		62
17.1	Restrictions on Assignment	62
17.2	Permitted Assignments	62
17.3	Assignment as Novation	63

Article 18 TERMINATION		64
18.1	Early Termination Events	64
18.2	Other Termination Provisions	65
18.3	Consequences of Termination	65

Article 19 APPLICABLE LAW		65

Article 20 DISPUTE RESOLUTION		66
20.1	Dispute Resolution	66
20.2	Expert Determination	68

Article 21 CONFIDENTIALITY		69
21.1	Confidentiality Obligation	69
21.2	Public Announcements	71

Article 22 REPRESENTATIONS AND WARRANTIES		71
22.1	Representations and Warranties of Customer	71
22.2	Representations and Warranties of SABINE	72

Article 23 NOTICES		72

Article 24 COORDINATION		73
24.1	Terminal Operations Coordination Committee	73
24.2	Coordination Prior to Liquefaction Facility Start Date	73
24.3	Coordination After Liquefaction Facility Start Date	74

Article 25 MISCELLANEOUS		74
25.1	Amendments	74
25.2	Approvals	75
25.3	Successors and Assigns	75
25.4	Waiver	75
25.5	No Third Party Beneficiaries	75
25.6	Rules of Construction	75
25.7	Survival of Rights	76
25.8	Rights and Remedies	76
25.9	Interpretation	76
25.10	Disclaimer of Agency	77
25.11	No Sovereign Immunity	77
25.12	Severance of Invalid Provisions	77
25.13	Compliance with Laws	77
25.14	Conflicts of Interest	78
25.15	Expenses	78
25.16	Scope	78
25.17	Counterpart Execution	78
25.18	Other Customer Rights Generally	78
25.19	Implementation of Other Customer Rights Under Section 25.19	80

Annex I	Measurements and Tests of Import LNG
Annex II	Measurements and Tests of Export LNG
Annex III	Measurements and Tests for Gas at Gas Delivery Point

Exhibit A	Port Liability Agreement
Exhibit B	Cooperation Agreement

SECOND AMENDED AND RESTATED LNG TERMINAL USE AGREEMENT

This SECOND AMENDED AND RESTATED LNG TERMINAL USE AGREEMENT (this “Agreement”), dated as of this 31st day of July, 2012 (the “Effective Date Of Amendment”), is made by and between Sabine Pass Liquefaction, LLC, a Delaware limited liability company with a place of business at 700 Milam Street, Suite 800, Houston, Texas, U.S.A. 77002 (“Customer”) and Sabine Pass LNG, L.P., a Delaware limited partnership with a place of business at 700 Milam Street, Suite 800, Houston, Texas, U.S.A. 77002 (“SABINE”).

RECITALS

WHEREAS, SABINE has constructed, owns and operates an LNG terminal facility near the mouth of the Sabine River in Cameron Parish, Louisiana capable of performing certain LNG terminalling services, including: the berthing of LNG vessels; the unloading, receiving and storing of LNG; the regasification of LNG; and the delivery of natural gas to the Gas Delivery Point;

WHEREAS, Customer desires to purchase such LNG terminalling services from SABINE;

WHEREAS, SABINE desires to make such LNG terminalling services available to Customer and to Other Customers in accordance with the terms hereof;

WHEREAS, Customer intends to construct, own and operate liquefaction facilities adjacent to the Sabine Pass Facility, comprised of up to four (4) production unit modules of approximately four decimal two (4.2) million metric tonnes per annum of LNG production capacity each, which will be interconnected with the Sabine Pass Facility;

WHEREAS, as part of the terminalling services to be provided to Customer hereunder, SABINE will also receive LNG into storage from the Liquefaction Facilities and load LNG onto LNG Vessels, resulting in the Sabine Pass Facility becoming a bi-directional import and export terminal;

WHEREAS, SABINE and Customer are contemporaneously entering into the Cooperation Agreement to modify the Sabine Pass Facility in order to enable SABINE to provide additional services hereunder;

WHEREAS, SABINE and Cheniere Marketing, LLC (f/k/a Cheniere LNG Marketing, Inc.), a company incorporated under the laws of Delaware (“CMI”) entered into a terminal use agreement (“Original TUA”), dated as of March 31, 2006, which Original TUA was subsequently amended and restated as of November 9, 2006 and further amended by that certain Amendment of LNG Terminal Use Agreement, dated June 25, 2007 (together the “First Amended and Restated TUA”);

WHEREAS, CMI assigned its rights, titles, interests, obligations and liabilities in and under the First Amended and Restated TUA to Cheniere Energy Investments, LLC (“CEI”) as of June 24, 2010;

WHEREAS, CEI assigned its rights, titles, interests, obligations and liabilities in and under the First Amended and Restated TUA to Customer as of July 31, 2012; and

WHEREAS, the Parties desire to amend and restate the First Amended and Restated TUA in its entirety as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto and for the mutual covenants contained herein, SABINE and Customer hereby agree as follows:

PART ONE

PRINCIPAL COMMERCIAL TERMS AND CONDITIONS

The Parties hereby incorporate the General Terms and Conditions included as Part Two of this Agreement.

A.	Term

1.	General. Subject to the provisions of this Agreement, the term of this Agreement (“Term”) shall consist of the Initial Term and, if applicable, any Extension Term.

2.	Initial Term. The initial term of this Agreement (“Initial Term”) shall commence on the Effective Date and shall continue in full force and effect until the expiration of twenty (20) years following the Liquefaction Facility Start Date.

3.	Extension Term. Customer shall have the option of up to eight (8) additional five (5) year extension terms (each an “Extension Term”). Customer must: (a) notify SABINE in writing of its good faith desire to elect the applicable Extension Term at least two (2) years prior to the expiration of the then current Term; and (b) no later than one (1) years prior to the expiration of the then current Term send SABINE a binding confirmation (“Binding Confirmation”) that the Term is extended by an Extension Term. Upon Customer’s delivery of a Binding Confirmation to SABINE, this Agreement will then be automatically extended for the applicable Extension Term. The Fee for an Extension Term shall be determined in the same manner as the Fee for the Initial Term.

B.	Services Quantity

1.	The “Maximum LNG Transfer Quantity” shall be the quantity of LNG that Customer shall have the right to deliver to or receive from SABINE at the marine berth in any Contract Year which shall be equal to seven hundred eighty one million eight hundred thirty thousand (781,830,000) MMBTU per Contract Year. The quantity above shall be adjusted pursuant to Section 3.1(b)(i) for leap years and for the first and last Contract Years.

2.	The “Maximum Gas Redelivery Rate” shall be equal to two million one hundred thousand (2,100,000) MMBTU per day.

3.	Customer shall at all times have the right to maintain the LNG equivalent of at least six decimal nine (6.9) billion Standard Cubic Feet of Customer’s LNG in storage at the Sabine Pass Facility.

C.	Fee, Retainage and Fuel

The fees to be paid under this Agreement in accordance with Article 4 shall consist of the following:

1.	A “Reservation Fee” payable per month equal to the product of:

a.	twenty eight cents ($0.28) per MMBTU, and

b.	the quotient of the Maximum LNG Transfer Quantity divided by twelve (12).

2.	An “Operating Fee” payable per month equal to the product of:

a.	four cents ($0.04) per MMBTU, and

b.	the quotient of the Maximum LNG Transfer Quantity divided by twelve (12).

The Operating Fee shall be adjusted for inflation on January 1 of each Contract Year based on the increase in the United States Consumer Price Index (All Urban Consumers) from a basis set on January 1, 2008.

3.	“Retainage” equal to two percent (2%) of the LNG received from an LNG Vessel at the LNG Transfer Point for Customer’s account.

4.	“Fuel Gas” equal to:

a.	as of the Liquefaction Facility Start Date, the quantity of Gas (in MMBtu per day) for use as fuel for the generation and supply of power by Sabine to support the general operation and maintenance activities (other than the production of LNG or the regasification of LNG) at the Sabine Pass Facility; plus

b.	the quantity of Gas (in MMBtu) required by Sabine each day, acting as a Reasonable and Prudent Operator, to be converted into power by Sabine and supplied to Customer to support Customer’s production of LNG at the Liquefaction Facility on such day.

5.	“Cargo Loading Fee” equal to:

a.	prior to the Liquefaction Facility Start Date, the greater of (i) ten cents ($0.10) per MMBtu of LNG loaded and (ii) two hundred and fifty thousand dollars ($250,000) plus ten thousand dollars ($10,000) per day that the LNG vessel is at berth; and thereafter

b.	one hundred twenty thousand dollars ($120,000) for each LNG vessel that is loaded at the Sabine Pass Facility on behalf of Customer.

D.	Notices

Pursuant to Article 23, the Parties have designated the following addresses for purposes of notices:

Sabine Pass LNG, L.P. 700 Milam Street, Suite 800 Houston, Texas 77002 Attention: President Fax: (713) 375-6000 Telephone: (713) 375-5000	Sabine Pass Liquefaction, LLC 700 Milam Street, Suite 800 Houston, Texas 77002 Attention: President Fax: 713-375-6000 Telephone: 713-375-5000

E.	Customer Cooperation Regarding SABINE Financing

Customer acknowledges that SABINE has obtained financing for the cost of construction of the Sabine Pass Facility and may refinance those loans (together the “SABINE Financing”). In addition to Customer’s obligations under Section 17.2(c), Customer shall cooperate in a timely manner with SABINE in SABINE's efforts to obtain and maintain the SABINE Financing throughout the Term of the Agreement, including by: (a) supplying the Lenders information concerning Customer (that is in Customer’s possession and is not of a proprietary nature) reasonably requested by the Lenders; (b) executing such additional documentation as is reasonably requested by Lenders; and (c) taking such other actions as Lenders may reasonably request in relation to the SABINE Financing.

F.	SABINE Cooperation Regarding Customer Financing

SABINE acknowledges that Customer may obtain financing for the cost of construction of the Liquefaction Facility and may refinance those loans (together the “Customer Financing”). SABINE shall cooperate in a timely manner with Customer in Customer's efforts to obtain and maintain the Customer Financing throughout the Term of the Agreement, including by: (a) supplying the Customer’s Lenders information concerning SABINE, the Sabine Pass Facility, and the SABINE Financing (that is in SABINE’s possession and is not of a proprietary nature), as reasonably requested by the Customer’s Lenders; (b) executing such additional documentation as is reasonably requested by Customer’s Lenders; and (c) taking such other actions as Customer’s Lenders may reasonably request in relation to the Customer Financing.

G.	Amendment and Restatement

As of the Effective Date of Amendment, the First Amended and Restated TUA shall be amended and restated in its entirety by this Agreement and shall be of no further force and effect.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date of Amendment.

Sabine Pass LNG, L.P.

By:	Sabine Pass LNG-GP, LLC, its General Partner

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Chief Financial Officer

Sabine Pass Liquefaction, LLC

By:	/s/ R. Keith Teague
Name:	R. Keith Teague
Title:	President

PART TWO

GENERAL TERMS AND CONDITIONS

ARTICLE 1

DEFINITIONS

In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this Agreement:

1.1	“Actual Berth Time” shall have the meaning set forth in Section 8.7(b).

1.2	“Adverse Weather Conditions” means weather and sea conditions actually experienced at or near the Sabine Pass Facility that are sufficiently severe either: (a) to prevent an LNG Vessel from proceeding to berth, loading, unloading or departing from berth, in accordance with one or more of the following: (i) regulations published by a Governmental Authority; (ii) an Approval; or (iii) an order of a Pilot; or (b) to cause an actual determination by the master of an LNG Vessel that it is unsafe for such vessel to berth, unload or depart from berth.

1.3	“Affiliate” means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms “control”, “controlled by” and other derivatives shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person.

1.4	“Aggregate Contracted Capacity” means, for each Contract Year, the sum of Customer’s Maximum LNG Transfer Quantity and the maximum LNG reception quantity of the Other Customers in such Contract Year.

1.5	“Agreement” means this agreement (including Part One and Part Two hereof), together with the Annexes and Exhibits attached hereto, which are hereby incorporated into and made a part hereof, as the same may be hereafter amended.

1.6	“Allotted Berth Time” shall have the meaning set forth in Section 8.7(a).

1.7	“Annual Delivery Program” shall have the meaning set forth in Section 5.1(f).

1.8	“Approvals” means all consents, authorizations, licenses, waivers, permits, approvals and other similar documents from or by a Governmental Authority.

1.9	“Arrival Date” means a twenty-four (24) hour window starting at 6:00 a.m., Central Time on a specified day and ending twenty-four (24) consecutive hours thereafter.

1.10	“Arrival Date Change Request” shall have the meaning set forth in Section 5.2(c).

1.11	“Available Arrival Date” means at any time an Arrival Date at one (1) of the two (2) berths that is not a Scheduled Arrival Date for Customer or one of the Other Customers at that berth.

1.12	“Base Agreement” shall have the meaning set forth in Section 25.6(b)(i).

1.13	“Base Rate” means: (a) the interest rate per annum equal to: (i) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date; or (ii) in the event The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate, or the equivalent thereof quoted by J.P. Morgan Chase & Co., or any successor thereof, for short term corporate loans in New York on the applicable date; plus (b) two percent (2%). The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

1.14	“Berthing Services Unavailability” shall have the meaning set forth in Section 5.2(d)(ii) of this Agreement.

1.15	“Binding Confirmation” shall have the meaning set forth in Clause A.3.

1.16

“British Thermal Unit” or “BTU” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch.

1.17	“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas, or a day on which banking institutions chartered by the State of Texas, or the United States of America, are legally required or authorized to close.

1.18	“Cargo” means a quantity of LNG, expressed in MMBTU, to be loaded onto, or unloaded by, an LNG Vessel in relation to which SABINE will render Services to Customer hereunder.

1.19	“Cargo Loading Fee” shall have the meaning set forth in Clause C.5.

1.20	“CEI” shall have the meaning set forth in the eighth recital to this Agreement.

1.21	“Central Time” means U.S. Central Time Zone, as adjusted for Daylight Saving Time and Standard Time.

1.22	“Claims” shall have the meaning set forth in Section 9.2(a) of this Agreement.

1.23	“CMI” shall have the meaning set forth in the seventh recital to this Agreement.

1.24	“Consultation Notice” shall have the meaning set forth in Section 5.1(f).

1.25	“Contract Year” means each annual period starting on January 1 and ending on December 31 during the Term of this Agreement; provided, however, that: (a) the first Contract Year shall commence on the January 1, 2008 and end on the following December 31; and (b) the last Contract Year shall commence on January 1 immediately preceding the last day of the Term and end on the last day of the Term as set forth in Clause A.

1.26	“Cooperation Agreement” means that certain agreement, dated as of even date herewith, between Customer and SABINE regarding the purchase, construction of, and access to, the Modified Facilities, Constructed Facilities and the interconnection of the Liquefaction Facility with the Sabine Pass Facility.

1.27	“Cubic Meter” means a volume equal to the volume of a cube each edge of which is one (1) meter.

1.28	“Cumulative Delinquency Amount” shall have the meaning set forth in Section 11.6.

1.29	“Customer” means the Party identified as the Customer in the preamble to this Agreement, unless and until substituted in whole by an assignee by novation in accordance with Section 17.3, whereupon such assignee shall become Customer to the extent of such assignment.

1.30	“Customer Arrival Date Change Request” shall have the meaning set forth in Section 5.2(c).

1.31	“Customer Financing” shall have the meaning set forth in Clause F.

1.32	“Customer Preliminary Berthing Schedule” shall have the meaning set forth in Section 5.1(d).

1.33	“Customer’s Inventory” means, at any given time, the quantity in MMBTU that represents LNG and Gas owed by SABINE for Customer’s account. Customer’s Inventory shall be determined after deduction of Retainage in accordance with Clause C.

1.34	“Customer’s Lenders” means any entity providing temporary or permanent debt financing to Customer in connection with the construction or refinancing of all or part of the Liquefaction Facility.

1.35	“Customer’s LNG” means, for the purposes of the Services, LNG received at the LNG Transfer Point and the LNG Receipt Point for Customer’s account.

1.36	“Delinquency Notice” shall have the meaning set forth in Section 11.6.

1.37	“Demurrage Event” shall have the meaning set forth in Section 8.7(c).

1.38	“Disembarkment Port” shall have the meaning set forth in Section 8.4(b).

1.39	“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

1.40	“Downstream Pipeline” means all current and future Gas pipelines with a physical connection at the Gas Delivery Point which transport Gas from the Sabine Pass Facility and excludes other pipelines connected to the Downstream Pipeline at locations other than at the Sabine Pass Facility.

1.41	“Downstream Purchaser” shall have the meaning set forth in Section 10.4.

1.42	“Effective Date” means March 31, 2006, the date CMI entered into the Original TUA with Sabine.

1.43	“Effective Date Of Amendment” means the date set forth in the preamble of this Agreement.

1.44	“ETA” shall have the meaning set forth in Section 8.4(c)(i).

1.45	“Excess Capability” shall have the meaning set forth in Section 25.18(i).

1.46	“Expected Cargo Quantity” means, with respect to a given Cargo, Customer’s reasonable estimate of the quantity of LNG (in MMBTU) expected to be loaded or unloaded at the LNG Transfer Point (as the case may be), as set forth in the notice delivered pursuant to Sections 5.1(b)(ii) and 5.2(a), as such notice may be subsequently amended pursuant to Section 8.4(a).

1.47	“Extension Term” shall have the meaning set forth in Clause A.3.

1.48	“Fee” shall have the meaning set forth in Section 4.1.

1.49	“Final Notice” shall have the meaning set forth in Section 8.4(c)(iv).

1.50	“First Amended and Restated TUA” shall have the meaning set forth in the fourth recital to this Agreement.

1.51	“First Notice” shall have the meaning set forth in Section 8.4(c)(i).

1.52	“Force Majeure” shall have the meaning set forth in Section 15.1.

1.53	“for Customer”, “for Customer’s account”, “on behalf of Customer” or other phrases containing similar wording shall include LNG delivered to the Sabine Pass Facility at Customer’s direction as well as Customer’s Inventory derived therefrom.

1.54	“Fuel Gas” shall have the meaning set forth in Clause C.4.

1.55	“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

1.56	“Gas Delivery Point” means any current and future physical points of interconnection at the Sabine Pass Facility connecting the Sabine Pass Facility and a Downstream Pipeline as nominated by Customer for redelivery of its Gas.

1.57	“Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Sabine Pass Facility, Customer’s Inventory, an LNG Vessel, a Transporter, or a Downstream Pipeline, as the case may be, and acting within its legal authority.

1.58	“Gross Heating Value” means the quantity of heat expressed in BTUs produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.59	“Henry Hub Price” shall mean, with respect to any month, the final settlement price in dollars per MMBTU as published by the New York Mercantile Exchange for the Henry Hub Natural Gas futures contract for Gas to be delivered during such month, such final price to be based upon the last trading day for the contract for such month; provided, however, that if the Henry Hub Natural Gas futures contract ceases to be traded, the Parties shall select a comparable index to be used in its place that maintains the intent and economic effect of the original index.

1.60	“Imbalance Charges” shall have the meaning set forth in Section 10.2(c).

1.61	“Initial Term” shall have the meaning set forth in Clause A.2.

1.62	“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority having jurisdiction over SABINE; (b) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) to the extent adopted by SABINE; and (c) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving, regasification, and loading terminals to comply.

1.63	“International LNG Vessel Standards” means, to the extent not inconsistent with the expressed requirements of this Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority; (b) the International Maritime Organization; (c) SIGTTO; and (d) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels to comply.

1.64	“Lender” means any entity providing temporary or permanent debt financing to SABINE or Customer in connection with construction or refinancing of the Sabine Pass Facility or Liquefaction Facility.

1.65	“Liabilities” means all liabilities, costs, claims, disputes, demands, arbitrations, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including reasonable attorneys’ fees and other reasonable costs of arbitration, litigation or defense), and any and all fines, penalties and assessments of, or responsibilities to, Governmental Authorities.

1.66	“Liquids” means liquid hydrocarbons capable of being extracted from LNG at the Sabine Pass Facility, consisting predominately of ethane, propane, butane and longer-chain hydrocarbons.

1.67	“Liquefaction Facility” means the Gas liquefaction facilities and related facilities to be constructed and owned by Customer adjacent to the Sabine Pass Facility, including any facilities interconnecting such liquefaction facilities with the Sabine Pass Facility or any Gas pipeline.

1.68	“Liquefaction Facility Start Date” means the date on which the first commercial delivery of a cargo occurs pursuant to any of Customer’s sale and purchase agreements.

1.69	“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one (1) atmosphere.

1.70	“LNG Receipt Point” means the point at which the LNG transfer line from the Liquefaction Facility joins the LNG storage tank(s) (or piping leading to those LNG storage tanks) at the Sabine Pass Facility.

1.71	“LNG Transfer Point” means the point at which the flange coupling of the LNG transfer line at the Sabine Pass Facility joins the flange coupling of the LNG manifold of the relevant LNG Vessel.

1.72	“LNG Purchasers” means, in relation to performance of the obligations of SABINE and Customer under this Agreement, those Persons who agree in writing pursuant to an LNG purchase and sale agreement to purchase LNG from Customer on a FOB or Ex-Ship basis for offtake from the Sabine Pass Facility.

1.73	“LNG Suppliers” means, in relation to performance of the obligations of SABINE and Customer under this Agreement, those Persons who agree in writing pursuant to an LNG purchase and sale agreement to supply or sell LNG to Customer for delivery to the Sabine Pass Facility.

1.74	“LNG Vessel” means an ocean-going vessel suitable for transporting LNG that Customer, an LNG Supplier, or an LNG Purchaser uses for transportation of LNG to or from the Sabine Pass Facility.

1.75	“Loading Port” means the port at which a Cargo is loaded on board an LNG Vessel.

1.76	“Maximum Gas Redelivery Rate” shall have the meaning set forth in Clause B.2.

1.77	“Maximum LNG Transfer Quantity” shall have the meaning set forth in Clause B.1.

1.78	“Measurement Dispute” shall have the meaning set forth in Section 20.2(a).

1.79	“Minimum Gas Redelivery Rate” shall have the meaning set forth in Section 5.3(d).

1.80	“MMBTU” means 1,000,000 BTUs.

1.81	“MOL %” means molecular percentage.

1.82	“New Regulatory Costs” shall have the meaning set forth in Section 4.2(a)(ii).

1.83	“Nonconforming Gas” shall have the meaning set forth in Section 10.4.

1.84	“Notice of Readiness” or “NOR” shall have the meaning set forth in Section 8.5(a).

1.85	“Off-Spec LNG” shall have the meaning set forth in Section 9.5(a).

1.86	“Operating Fee” shall have the meaning set forth in Clause C.2.

1.87	“Original TUA” shall have the meaning set forth in the seventh recital to this Agreement.

1.88	“Other Customers” means, from time to time, Persons (other than Customer) purchasing LNG terminalling services from SABINE similar to the Services, regardless of the short-term or long-term duration of such terminal use agreement, and regardless of whether such other Person also utilizes the services provided by the Liquefaction Facility.

1.89	“Other Customers’ Annual Delivery Programs” shall have the meaning set forth in Section 5.1(g).

1.90	“Other Customer Arrival Date Change Request” shall have the meaning set forth in Section 5.2(c).

1.91	“Other Customers’ Preliminary Berthing Schedules” shall have the meaning set forth in Section 5.1(e).

1.92	“Party” and “Parties” means SABINE and Customer, and their respective successors and assigns.

1.93	“Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, Governmental Authority or any other legal entity.

1.94	“Pilot” means any Person engaged by Transporter to come on board an LNG Vessel to assist the master in pilotage, mooring and unmooring of such LNG Vessel.

1.95	“Pilot Boarding Station” shall have the meaning set forth in Section 8.5(a).

1.96	“Port Charges” means all charges of whatsoever nature (including rates, tolls, dues of every description, and payments in lieu of taxes) in respect of an LNG Vessel entering or leaving the Sabine Pass Facility, including charges imposed by fire boats, tugs and other escort vessels, the U.S. Coast Guard, a Pilot, and any other Person assisting an LNG Vessel to enter or leave the Sabine Pass Facility. Port Charges shall include port use fees, throughput fees and similar fees payable by users of the Sabine Pass Facility (or by SABINE on behalf of such users) to the local authorities.

1.97	“Port Liability Agreement” shall have the meaning set forth in Section 13.3.

1.98	“Preliminary Nomination Schedule” shall have the meaning set forth in Section 5.3(a).

1.99	“Proposed Arrival Date” means, for any applicable Contract Year, an arrival date proposed by Customer pursuant to Section 5.1(b)(i).

1.100	“Proposed Three Month Berthing Schedule” has the meaning set forth in Section 5.2(a).

1.101	“psig” means pounds per square inch gauge.

1.102	“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.103	“Regasified LNG” means Gas derived from the conversion of LNG (received by SABINE at the LNG Transfer Point) from its liquid state to a gaseous state.

1.104	“Reservation Fee” shall have the meaning set forth in Clause C.1.

1.105	“Retainage” shall have the meaning set forth in Clause C.3.

1.106	“Rules” shall have the meaning set forth in Section 20.1(b).

1.107	“SABINE” means Sabine Pass LNG, L.P. and its successors and assigns.

1.108	“Sabine Pass Facility” means the port, berthing, loading and unloading facilities, LNG storage facilities, and regasification facilities, together with equipment and facilities related thereto, necessary to provide Services hereunder, as such facilities will be constructed and modified from time to time in accordance with this Agreement.

1.109	“SABINE Financing” shall have the meaning set forth in Clause E.

1.110	“Sabine Pass Marine Operations Manual” shall have the meaning set forth in Section 8.2.

1.111	“Sabine Pass Services Manual” shall have the meaning set forth in Section 3.5.

1.112	“Sabine Pass Website” means the internet based computer system used by SABINE to communicate with Customer and Other Customers regarding LNG terminalling services at the Sabine Pass Facility.

1.113	“SABINE Taxes” shall have the meaning set forth in Section 4.2(a)(i).

1.114	“Scheduled Arrival Date” means, for any applicable Contract Year, an Arrival Date that is allocated either to Customer or any Other Customer pursuant to Section 5.1 or 5.2.

1.115	“Scheduling Representative” means the individual appointed by Customer in accordance with Section 5.5.

1.116	“Second Notice” shall have the meaning set forth in Section 8.4(c)(ii).

1.117	“Services” shall have the meaning set forth in Sections 2.1 and 3.1(b).

1.118	“Services Quantity” means the quantities and rates of Services to be provided in accordance with this Agreement as set forth in Clause B.

1.119	“Services Unavailability” shall have the meaning set forth in Section 4.3.

1.120	“Standard Cubic Foot” means the quantity of Gas, free of water vapor, occupying a volume equal to the volume of a cube whose edge is one (1) foot at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch.

1.121	“Taxes” means all customs, taxes, royalties, excises, fees, duties, levies, sales and use taxes and value added taxes, charges and all other assessments, including payments in lieu of taxes, which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, except Port Charges and taxes based on income, revenues, gross receipts or net worth and all state franchise, license and similar taxes required for the maintenance of corporate existence that are assessed against a Party.

1.122	“Term” shall have the meaning set forth in Clause A.1.

1.123	“Third Notice” shall have the meaning set forth in Section 8.4(c)(iii).

1.124	“Three Month Berthing Schedule” has the meaning set forth in Section 5.2(b).

1.125	“Transporter” means any Person who owns or operates an LNG Vessel.

1.126	“Tribunal” shall have the meaning set forth in Section 20.1(c).

ARTICLE 2

SERVICES AND SCOPE

2.1	Services to be Provided by SABINE

During the Term and subject to the provisions of this Agreement, SABINE shall make available the following services to Customer (such available services being herein referred to as the “Services”) in the manner set forth herein:

(a)	reasonable access to a berth for LNG Vessels at the Sabine Pass Facility;

(b)	the unloading and receipt of LNG from LNG Vessels at the LNG Transfer Point, or the loading and delivery of LNG to LNG Vessels at the LNG Transfer Point;

(c)	the receipt of LNG at the LNG Receipt Point;

(d)	storage of Customer’s Inventory;

(e)	the regasifying of LNG;

(f)	the transportation and delivery of such Regasified LNG to the Gas Delivery Point (it being acknowledged that SABINE may, at its option, cause Gas to be redelivered to Customer at the Gas Delivery Point from sources other than Regasified LNG);

(g)	the conversion of Gas into power for the Liquefaction Facility as further provided in Section 3.1(b)(vii); and

(h)	other activities directly related to performance by SABINE of the foregoing, including metering, custody transfer and reporting.

2.2	Additional Services

From time to time during the Term, the representatives of SABINE and Customer may supplement this Agreement in accordance with Section 25.1 to provide that SABINE will also make available services to Customer in addition to the Services set forth in Section 2.1.

2.3	Activities Outside Scope of this Agreement

The Parties confirm that except to the extent specifically set forth herein, the following activities, inter alia, are not Services provided by SABINE to Customer and, therefore, such activities are outside of the scope of this Agreement:

(a)	harbor, mooring and escort services, including those relating to tugs, service boats, line boats, fire boats, and other escort vessels;

(b)	(i) the construction, operation, ownership, maintenance, repair and removal of facilities downstream of the Gas Delivery Point, and (ii) the construction, operation, ownership, maintenance, repair and removal of the Liquefaction Facility and other facilities upstream of the LNG Receipt Point;

(c)	the transportation of Gas beyond the Gas Delivery Point; and

(d)	the marketing of Gas and LNG and all activities related thereto (except as expressly provided in Section 3.4).

ARTICLE 3

SALE AND PURCHASE OF SERVICES

3.1	Services

(a)	Purchase and Sale of Services. During each Contract Year, SABINE shall make available to Customer, and Customer shall purchase and pay for in an amount equal to the Fee, the Services as described in Section 3.1(b).

(b)	Services. The Services SABINE shall make available to Customer during each Contract Year, and which Customer shall purchase and pay for pursuant to Section 4.1, shall consist of the following:

(i)	Receipt of LNG. SABINE shall make the Sabine Pass Facility available during a sufficient number of Arrival Dates during each Contract Year to permit either the loading or unloading as ratably as practical throughout such Contract Year, of a quantity of Customer’s LNG equal to the Maximum LNG Transfer Quantity; provided, however, that for purposes of the first and last Contract Years and any Contract Year that is a leap year, the Maximum LNG Transfer Quantity shall be prorated based upon the ratio that the number of days during such Contract Year bears to three hundred sixty-five (365);

(ii)	Storage of Customer’s Inventory. Customer’s LNG shall be stored by SABINE and then redelivered to Customer in accordance with Sections 3.1(b)(iii) and 3.1(b)(iv) below;

(iii)	Redelivery of Gas. Each day during the Contract Year, SABINE shall make Gas from Customer’s Inventory available to Customer at the Gas Delivery Point in the quantities nominated by Customer pursuant to this Agreement;

(iv)	Loading of LNG. Each day during the Contract Year, SABINE shall make LNG from Customer’s Inventory available to Customer at the LNG Transfer Point for loading onto LNG Vessels in the quantities nominated by Customer pursuant to this Agreement;

(v)	Unloading of LNG. Each day during the Contract Year, SABINE shall make facilities available to receive LNG into Customer’s Inventory from LNG Vessels at the LNG Transfer Point in the quantities nominated by Customer pursuant to this Agreement;

(vi)	Receipt of LNG. Each Day during the Contract Year, SABINE shall make facilities available to receive LNG into Customer’s Inventory at the LNG Receipt Point from Customer’s Liquefaction Facility in the quantities nominated by Customer pursuant to this Agreement; and

(vii)	Conversion of Gas into Power. Each day during the Contract Year, SABINE shall convert Gas provided by Customer pursuant to Section 2.1(g) into power in the quantities and at the times requested by Customer, except as provided in Clause C.4.

3.2	Customer’s Use of Services

(a)	Use Generally. Customer shall be entitled to use the Services in whole or in part by itself, or Customer may assign its rights and obligations as provided in Article 17.

(b)	Expiration of Services. Notwithstanding any other term or condition of this Agreement other than Section 4.3, Customer’s failure or inability: (i) in any Contract Year to utilize Customer’s Maximum LNG Transfer Quantity; or (ii) on any day to take Gas for redelivery at the Gas Delivery Point at the rate nominated in accordance with Section 5.3(a), shall not serve to increase or decrease the Services to which Customer is entitled under Section 3.1(b) in any subsequent time period.

3.3	No Pre-Delivery Right

At any point in time during a Contract Year, Customer shall not be entitled to receive quantities of Gas or to load LNG onto LNG Vessels in excess of Customer’s Inventory.

3.4	Failure to Take

(a)

If on any day Customer: (i) fails to nominate the quantity of Gas required by Section 5.3(b) to be redelivered for its account at the Gas Delivery Point on the following day or (ii) fails materially to take redelivery at the Gas Delivery Point of such Gas at the rate nominated in accordance with Section 5.3(b) for its account on such day, and such failure is for reasons other than an event of Force Majeure or the inability of a Downstream Pipeline to take delivery of Customer’s Gas, such inability being not reasonably within the control of Customer, then SABINE may, at its sole discretion, take title to the quantity of Gas not nominated or taken on such day, free and clear of any Claims, and sell or otherwise dispose of such Gas using good faith efforts to obtain commercially reasonable prices and to minimize costs. Customer shall indemnify, defend and hold harmless SABINE, its Affiliates, and their respective directors, officers, members and employees, for the actual and reasonable costs incurred by SABINE as a result of such sale or other disposition of same by SABINE. SABINE shall credit to Customer’s account the net proceeds from the sale or other disposition of Gas from Customer’s Inventory to which it takes title hereunder, minus actual transportation costs, any other third party charges and an administrative fee of five U.S. cents ($0.05) per MMBTU; provided, however, that if the amount of the credit exceeds the amount due to SABINE under the next monthly statement, then

SABINE agrees to pay any such excess amount to Customer within five (5) Business Days after delivery of such monthly statement. In the event SABINE is required to dispose of Customer’s Gas more than three (3) times in any Contract Year, the administrative fee shall be increased to ten U.S. cents ($0.10) per MMBTU for each occasion thereafter in such Contract Year.

(b)	If on any day Customer fails materially to take delivery at the LNG Transfer Point of LNG in the quantity nominated in accordance with Section 5.3(b) for its account on such day, and such failure is not due to SABINE’s failure to make LNG available for any reason, including Force Majeure (except to the extent SABINE is expressly excused from making available such LNG pursuant to provisions of this Agreement) or Customer’s failure to take delivery for reasons that are otherwise excused pursuant to this Agreement, including due to SABINE’s breach thereof, then:

(i)	SABINE shall be relieved of all obligations hereunder to make available such LNG that is not taken by Customer;

(ii)	if the failure by Customer to take such LNG will prevent the receipt by SABINE of LNG from any Other Customer in accordance with the existing Annual Delivery Program due to Customer’s Inventory exceeding its LNG storage rights pursuant to Clause B.3, and if Customer does not propose its own solution for disposal of such LNG based on its rights under this Agreement, SABINE shall use its reasonable efforts to sell such quantity of LNG that is not taken by Customer to any LNG purchaser or shall sell the corresponding quantity of Gas (including, at SABINE’s election, regasified LNG less Retainage) to any Gas purchaser, provided that, in each case, SABINE pays to Customer the proceeds from such sale, net of all direct costs incurred by SABINE or its Affiliate in connection with such transaction; and

(iii)	Customer shall be liable and shall reimburse SABINE for all direct costs arising from or related to Customer’s failure to take (other than any cost already deducted by SABINE pursuant to Section 3.4(b)(ii) hereof).

3.5	Sabine Pass Services Manual

Acting as a Reasonable and Prudent Operator, SABINE shall develop and maintain a single services manual (the “Sabine Pass Services Manual”), applicable to Customer and all Other Customers, which shall take into consideration International LNG Terminal Standards, and which shall contain detailed implementation procedures consistent with the terms and provisions of this Agreement necessary for performance of this Agreement (but excluding the matters governed by the Sabine Pass Marine Operations Manual). The Sabine Pass Services Manual shall also account for the operations uniquely contemplated by Customer pursuant to this Agreement with respect to Services owed beginning on the Effective Date of Amendment. SABINE shall deliver to Customer and all Other Customers a copy of the Sabine Pass Services Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be. Customer shall comply and cause its Scheduling Representative to comply with such Sabine Pass Services Manual in all respects. SABINE will undertake to develop a Services Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Sabine Pass Services Manual, the terms of this Agreement shall control.

ARTICLE 4

COMPENSATION FOR SERVICES

4.1	Fee

Commencing with the Effective Date, each month Customer shall, as full compensation for the performance by SABINE of its obligations under this Agreement, bear the Retainage, supply any Fuel Gas to SABINE (as required hereunder) without cost to SABINE, and in addition pay to SABINE the sum of the following four (4) components (such sum collectively referred to as the “Fee”).

(a)	the Reservation Fee paid monthly in advance (prorated for any partial month);

(b)	the Operating Fee paid monthly in advance (prorated for any partial month);

(c)	the Cargo Loading Fee paid monthly in arrears; and

(d)	any additional charges to be paid by Customer under Section 4.2 herein.

4.2	Taxes and New Regulatory Costs

(a)	If any Governmental Authority:

(i)	imposes any Taxes on SABINE (excluding any Taxes on the capital revenue or income derived by SABINE) with respect to the Services, or on the Sabine Pass Facility (“SABINE Taxes”); or

(ii)	subsequent to November 8, 2004, has enacted or does enact any safety or security related regulations which increases the costs of SABINE in relation to the Services or the Sabine Pass Facility (“New Regulatory Costs”);

then, Customer shall bear such SABINE Taxes and New Regulatory Costs proportionately with Other Customers with Customer’s share being determined for the given Contract Year based on the following ratio:

(x)	Maximum LNG Transfer Quantity; divided by

(y)	Aggregate Contracted Capacity.

For the purposes hereof, SABINE Taxes shall not be reduced due to any inability to obtain, or the loss or expiration of, any abatement of SABINE Taxes; shall include any early payment of SABINE Taxes; and shall exclude any Taxes paid by Customer pursuant to Section 4.2(b).

(b)	If any Governmental Authority imposes a sales or use tax on Customer’s Retainage or any Tax or fee on the Services provided by SABINE to Customer, such tax shall be paid by Customer or reimbursed to SABINE by Customer if assessed on and paid by SABINE.

4.3	Services Unavailability

If some or all of the Services are unavailable to Customer on any day (or portion of a day) during the Term as a result of: (a) Force Majeure; or (b) an unscheduled curtailment or temporary discontinuation of Services pursuant to Section 16.2 (collectively a “Services Unavailability”), the Parties agree that the Fee shall not be adjusted. SABINE shall use its reasonable efforts to restore Customer’s Services and allow Customer the ability to make-up any Services that have been lost as a result of the interruption of Services to the Sabine Pass Facility for no additional compensation.

4.4	Services Provided to Other Customers

Customer acknowledges that: (i) the compensation paid by Customer from time to time for Services may be less than, or more than, the price paid by Other Customers for the same or similar LNG terminalling services; and (ii) SABINE makes no representations or warranties to Customer in this regard.

ARTICLE 5

SCHEDULING

5.1	Annual Delivery Program

Procedures for the transfer of LNG at the LNG Receipt Point, LNG Transfer Point and redelivery of Gas at the Gas Delivery Point will be detailed in the Sabine Pass Services Manual, as modified from time to time, but generally in accordance with the following:

(a)	SABINE Deliverables. Not later than one hundred and twenty (120) days prior to the beginning of each Contract Year, SABINE shall provide to the Scheduling Representative a non-binding written assessment of the dates of any planned maintenance to or modifications of the Sabine Pass Facility for such Contract Year and the expected impact of such activities on the availability of Services. SABINE shall use reasonable endeavors to limit the number of days of any planned maintenance to or modifications of the Sabine Pass Facility.

(b)	Notice from Scheduling Representative. Not later than one hundred and five (105) days prior to the beginning of each Contract Year, the Scheduling Representative shall provide SABINE with the following:

(i)	a programming schedule for the loading or unloading, of up to the Maximum LNG Transfer Quantity over the course of the next Contract Year, which schedule shall specify, for each Cargo the proposed arrival date (the “Proposed Arrival Date”) of the applicable LNG Vessel and which schedule must result in a delivery pattern whereby: (a) loading or unloading in any given month do not materially exceed one twelfth (1/12) of the Maximum LNG Transfer Quantity; (b) loading or unloading in any given month are generally ratable over the month; (c) loading or unloading take into consideration the planned maintenance and modification dates furnished to Customer by SABINE as set forth in Section 5.1(a); and (d) loading or unloading shall not be scheduled so as to utilize both berths simultaneously; and

(ii)	for each Proposed Arrival Date proposed pursuant to Section 5.1(b)(i), the name of the LNG Vessel expected to unload LNG to or load LNG from the Sabine Pass Facility (if the identity of the LNG Vessel is known to Customer at such time), the Expected Cargo Quantity, and the anticipated Gross Heating Value of the LNG to be delivered.

(c)	Notices from Other Customers. Customer acknowledges that Other Customers will submit similar notices to SABINE regarding the matters provided for in Section 5.1(b).

(d)	Customer Preliminary Berthing Schedule. SABINE shall take into consideration the notices that it receives from the Scheduling Representative and the Other Customers and, not later than ninety (90) days prior to the beginning of each Contract Year, SABINE shall issue to Customer via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) a preliminary berthing schedule for such Contract Year (the “Customer Preliminary Berthing Schedule”) showing a “Scheduled Arrival Date” for the LNG Vessel carrying each of Customer’s scheduled Cargos, which schedule must result in a pattern in which: (i) loadings or unloadings in any given month do not materially exceed one twelfth (1/12) of the Maximum LNG Transfer Quantity; (ii) loadings or unloadings in any given month are generally ratable over the month; (iii) SABINE’s planned maintenance and modification dates are reflected; and (iv) loadings or unloadings are not scheduled so as to utilize both berths simultaneously. Customer may propose to SABINE to change any such Scheduled Unloading Date, and SABINE agrees to give due consideration to, and use reasonable efforts to accommodate, such change.

(e)

Other Customers’ Preliminary Berthing Schedules and Mutual Cooperation. Customer acknowledges that SABINE will issue to each Other Customer via the Sabine Pass Website (or alternative electronic means) a preliminary berthing schedule similar to the Customer Preliminary Berthing Schedule described in Section 5.1(d), but customized for each such Other Customer (“Other Customers’ Preliminary Berthing Schedules”). Customer also acknowledges that conflicts will occur in the preparation of the Customer Preliminary Berthing Schedule and Other Customers’ Preliminary Berthing Schedules because of the joint use of the Sabine Pass Facility among Customer and Other Customers. Accordingly, Customer agrees to cooperate with SABINE to assist SABINE in resolving any such conflict to the extent such cooperation does not result in material additional costs to Customer or unduly adversely impact the Services provided to Customer hereunder.

(f)	Consultation; Annual Delivery Program. If the Scheduling Representative desires to consult with SABINE regarding the contents of the Customer Preliminary Berthing Schedule, the Scheduling Representative shall, no later than fifteen (15) days from the issuance of the Customer Preliminary Berthing Schedule, request to meet with SABINE by providing notice thereof (the “Consultation Notice”) to SABINE, and SABINE shall, no later than fifteen (15) days after receipt of the Consultation Notice, meet with the Scheduling Representative to discuss the Customer Preliminary Berthing Schedule. If: (i) the Scheduling Representative does not submit a Consultation Notice to SABINE on a timely basis; or (ii) the Scheduling Representative and SABINE meet pursuant to a Consultation Notice and are able during such meeting to agree upon revisions to the Customer Preliminary Berthing Schedule, then such Customer Preliminary Berthing Schedule, as so revised (and as updated from time to time for such Contract Year in accordance with the provisions of this Agreement by SABINE via the Sabine Pass Website), together with the planned maintenance and modification dates selected by SABINE, shall constitute the “Annual Delivery Program”. If the Scheduling Representative and SABINE meet pursuant to a Consultation Notice and are unable during such meeting to agree upon revisions to the Customer Preliminary Berthing Schedule, then SABINE shall determine, while using its reasonable efforts to accommodate Customer’s views, the Annual Delivery Program. Such Annual Delivery Program shall, to the extent practicable, result in a delivery pattern in which: (i) loadings or unloadings in any given month do not materially exceed one twelfth (1/12) of the Maximum LNG Transfer Quantity; (ii) loadings or unloadings in any given month are generally ratable over the month; (iii) SABINE’s planned maintenance and modification dates are reflected; and (iv) loadings or unloadings are not scheduled so as to utilize both berths simultaneously. SABINE shall issue via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) the Annual Delivery Program no later than sixty (60) days prior to the first day of the Contract Year.

(g)	Other Customers’ Annual Delivery Programs. Customer acknowledges that SABINE shall issue to each Other Customer a final berthing schedule similar to the Annual Delivery Program described in Section 5.1(f) but customized for each such Other Customer (such schedules referred to as “Other Customers’ Annual Delivery Programs”).

(h)	Adjustment to Schedules. Upon written request by Customer, SABINE shall use reasonable efforts to modify the time periods expressly set forth in Sections 5.1(b) and 5.1(d) to allow Customer to interface these periods with corresponding time periods for scheduling agreed upon by Customer and its LNG Suppliers and LNG Purchasers. For purposes of this Section 5.1, SABINE shall be deemed to have used reasonable efforts if SABINE rejects Customer’s request because it determines, acting as a Reasonable and Prudent Operator, that any such modification would infringe on the contractual rights of Other Customers.

(i)	Available Arrival Dates. Throughout the Contract Year, SABINE shall maintain on the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) a current list of Available Arrival Dates.

(j)	Equal Customer Treatment. SABINE has entered into an agreement with an Other Customer that allows the Other Customer the first choice of Arrival Dates at the Sabine Pass Facility for only one (1) berth and only in the preparation of such Other Customer’s Annual Delivery Program. As of the Effective Date, this Other Customer has an annual maximum LNG reception quantity equivalent to approximately one (1) billion Standard Cubic Feet per day. With this exception, Customer shall have equal priority with all Other Customers, including the Other Customer referenced above, in the scheduling of Arrival Dates and berth access, including all Arrival Date Change Requests.

5.2	Three Month Schedules

(a)	Proposed Schedules. Not later than the first (1st) day of each month in a Contract Year, Customer shall deliver the following to SABINE: a proposed three-month forward plan of loadings or unloadings of LNG (“Proposed Three Month Berthing Schedule”), which follows the Annual Delivery Program as nearly as practicable and sets forth by voyages and the projected dates thereof the pattern of shipments forecast for each of the next three (3) months and the Expected Cargo Quantity of each such shipment.

(b)

Three Month Berthing Schedules. Thereafter, and not later than the twentieth (20th) day of each month in which a Proposed Three Month Berthing Schedule is delivered, SABINE shall deliver the following to Customer: a final three-month forward plan of loadings or unloadings of LNG (“Three Month Berthing Schedule”), which shall supersede Customer’s Proposed Three Month Berthing Schedule and prior Three Month Berthing Schedules as well as the portion of the Annual Delivery Program covering the same time periods and which shall reflect to the extent operationally practicable Customer’s Proposed Three Month Berthing Schedule.

(c)

Customer Changes to the Annual Delivery Program or Three Month Berthing Schedule. At any time following the issuance of the Annual Delivery Program and any applicable Three Month Berthing Schedule, Customer’s Scheduling Representative may submit to SABINE a written request to change a Scheduled Arrival Date to any Available Arrival Date (such request to change, a “Customer

Arrival Date Change Request”). Customer understands that: (a) Other Customers shall also have the right to submit to SABINE similar scheduling requests (each an “Other Customer Arrival Date Change Request”); (b) SABINE shall have no obligation to consult with the Scheduling Representative, Customer, or Other Customers regarding any Customer Arrival Date Change Request or Other Customer Arrival Date Change Request (collectively, “Arrival Date Change Requests”); and (c) SABINE shall accept any Arrival Date Change Request on a first-come, first-served basis. Upon accepting a Customer Arrival Date Change Request, SABINE shall notify Customer via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) as soon as practical but not later than 5:00 p.m. Central Time of the day following the date of receipt by SABINE of the applicable Arrival Date Change Request. Notwithstanding anything herein to the contrary, Customer shall use its reasonable efforts to keep to a minimum the number of Customer Arrival Date Change Requests it submits to SABINE.

(d)	Other Modifications to the Annual Delivery Program or Three Month Berthing Schedule.

(i)	At any time following the issuance of the Annual Delivery Program and any applicable Three Month Berthing Schedule, Customer’s Scheduling Representative may submit to SABINE a written request to (a) cancel a Scheduled Arrival Date, or (b) change a Scheduled Arrival Date from loading LNG to unloading LNG or from unloading LNG to loading LNG, together with any related changes to Customer’s Preliminary Nomination Schedule or relevant daily Gas redelivery or LNG delivery nominations, and SABINE shall revise the Annual Delivery Program and any applicable Three Month Berthing Schedule to reflect such change(s), unless SABINE is not able to accommodate such request for operational reasons (taking into account Customer’s proposed changes to its Preliminary Nomination Schedule or relevant Gas redelivery or LNG delivery nominations) due to Customer’s Inventory being insufficient for a scheduled Cargo loading or Customer exceeding its LNG storage rights or Maximum Gas Redelivery Rate.

(ii)	If Customer is unable to berth during its Scheduled Arrival Date due to a Force Majeure event (a “Berthing Services Unavailability”), each affected Scheduled Arrival Date allocated to Customer during such period shall be cancelled, to the extent affected; provided, however, that in the event of a Berthing Services Unavailability causing the cancellation of one or more Scheduled Arrival Dates allocated to Customer and/or Other Customers, SABINE shall make reasonable efforts to change the Three Month Berthing Schedule and Other Customers’ Annual Delivery Programs in order to maximize efficient usage of the Sabine Pass Facility to assist Customer and Other Customers to unload or load quantities of LNG which would otherwise have been unloaded or loaded at the Sabine Pass Facility during such cancelled Scheduled Arrival Dates.

5.3	Gas Delivery

(a)	Preliminary Nomination Schedule. Not later than the fifteenth (15th) day of each month, commencing the month immediately prior to the Effective Date, Scheduling Representative shall provide to SABINE a nonbinding nomination schedule (“Preliminary Nomination Schedule”) that sets forth the quantities of Gas Customer expects to nominate for redelivery for its account at the Gas Delivery Point for each day of the succeeding month.

(b)	Daily Nomination Schedule. Each day by no later than 9:00 a.m. Central Time Customer shall notify SABINE of its actual nomination of the quantities of Gas to be redelivered, by hour, for its account at the Gas Delivery Point on the following day in compliance with this Section 5.3(b) and Sections 5.3(c) and Section 5.3(d). SABINE shall be obligated to redeliver such quantities of Gas to Customer at the Gas Delivery Point in accordance with Customer’s nomination. Any nomination submitted by Customer’s Scheduling Representative in accordance with the foregoing provision, which does not specify a non-uniform flow pattern, shall be ratable throughout the day and shall remain in effect until changed by it in accordance with such provision.

(c)	Maximum Gas Redelivery Rate. Except as modified pursuant to Section 5.3(e), Customer’s daily nomination of Gas to be redelivered at the Gas Delivery Point shall not exceed the lesser of:

(i)	the Maximum Gas Redelivery Rate; and

(ii)	the projected remaining quantity of Customer’s Inventory at 9:00 a.m. Central Time on that day.

(d)	Minimum Gas Redelivery Rate. Customer’s daily nomination of Gas to be redelivered at the Gas Delivery Point shall not be less than Customer’s commercially reasonable share of tank boil-off (“Minimum Gas Redelivery Rate”). Provided however, when Customer is operating the Liquefaction Facility, Customer shall re-liquefy all or a portion of the boil-off generated by the Sabine Pass Facility in an amount nominated by SABINE.

(e)	Changes in Gas Redelivery Rates. To the extent, on any day, that SABINE has the ability to allow Customer to nominate a higher Gas redelivery rate than the Maximum Gas Redelivery Rate or a lower Gas redelivery rate than the Minimum Gas Redelivery Rate, SABINE shall advise Customer of the amount of such change that is available on such day.

5.4	Standard

SABINE shall act as a Reasonable and Prudent Operator in performing the scheduling activities required by this Article 5.

5.5	Scheduling Representative

Customer shall appoint an individual to act as Scheduling Representative for the purposes of this Article 5; provided, however, that Customer shall have the right to change its appointed Scheduling Representative at any time by notice to SABINE. Unless otherwise stated herein, Customer hereby authorizes the Scheduling Representative to do and perform any and all acts for and on behalf of Customer with regard to scheduling matters provided for in this Article 5. SABINE acknowledges that Customer and any Other Customer may agree to coordinate their activities so as to make the most efficient use of the Sabine Pass Facility, and may for purposes of this Agreement and the terminal use agreements of the Other Customers jointly appoint a Scheduling Representative.

5.6	Scheduling Coordination Among Customer and Other Customers

Customer shall have the right to request SABINE to arrange a joint meeting with Other Customers with respect to any matter in relation to the performance of this Article 5. SABINE shall use reasonable efforts to organize such a meeting, provided that SABINE may elect to include additional Other Customers if SABINE determines that such matter affects such additional Other Customers. If the Other Customers invited by SABINE agree to participate in such a joint meeting among Customer, Other Customers and SABINE, the joint meeting shall be held as soon as practical. SABINE shall have the right to settle any scheduling disputes that may arise among Customer and Other Customers. Unless otherwise agreed, any such joint meeting shall be held in Houston, Texas or by telephone, as appropriate.

ARTICLE 6

LIQUEFACTION FACILITY AND MODIFICATIONS TO THE SABINE PASS FACILITY

6.1	Modification of Sabine Pass Facility.

(a)	Pursuant to the Cooperation Agreement, and in accordance with the terms therein, Customer shall cause the Sabine Pass Facility to be interconnected with the Liquefaction Facility and modified in order to allow SABINE to provide the services set forth in Sections 2.1(c) and 2.1(g) and the loading and delivery of LNG on LNG Vessels at the LNG Transfer Point as set forth in Section 2.1(b), in each case following the Effective Date of Amendment.

(b)	If the facilities encompassed in the Cooperation Agreement transferred to SABINE do not allow SABINE to provide the Services at the loading rate set forth in Section 7.1(b)(iv) as of the Effective Date of Amendment, then until such time as the facilities encompassed in the Cooperation Agreement are modified or replaced, SABINE shall only be required to load LNG at the rate safely allowed by such facilities.

ARTICLE 7

SABINE PASS FACILITY

7.1	Sabine Pass Facility

(a)	Standard of Operation. SABINE shall at all times provide, maintain and operate (or cause to be provided, maintained and operated) the Sabine Pass Facility in accordance with the following: (i) International LNG Terminal Standards; and (ii) to the extent not inconsistent with International LNG Terminal Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of similar LNG terminals.

(b)	Facilities to be Provided. Subject to Section 7.1(a), the Sabine Pass Facility shall include the following:

(i)	appropriate systems for communications with LNG Vessels;

(ii)	two berths, each capable of berthing an LNG Vessel having a displacement of no more than one hundred sixty-six thousand (166,600) tonnes, an overall length of no more than one thousand one hundred forty (1,140) feet, a beam of no more than one hundred seventy five (175) feet, and a draft of no more than forty (40) feet, which LNG Vessels can safely reach, fully laden, and safely depart, and at which LNG Vessels can lie safely berthed and load or unload safely afloat;

(iii)	lighting sufficient to permit loading and unloading operations by day or by night, to the extent permitted by Governmental Authorities and Pilots (it being acknowledged, however, that SABINE shall in no event be obligated to allow nighttime berthing operations at the Sabine Pass Facility if SABINE determines, acting as a Reasonable and Prudent Operator, that such operations during nighttime hours could pose safety risks to the Sabine Pass Facility, an LNG Vessel, or a third party);

(iv)	facilities capable of loading and unloading LNG from an LNG Vessel at a rate of up to an average of twelve thousand (12,000) Cubic Meters per hour, with three (3) LNG transfer arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

(v)	facilities and equipment allowing for the receipt of LNG at the LNG storage tanks from the Liquefaction Facility;

(vi)	a vapor return line system of sufficient capacity to transfer to an LNG Vessel quantities of Gas necessary for the safe loading or unloading of LNG at the required rates, pressures and temperatures;

(vii)	facilities allowing ingress and egress between the Sabine Pass Facility and the LNG Vessel by: (a) representatives of Governmental Authorities for purposes of unloading operations; and (b) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Vessel in accordance with Annex I;

(viii)	LNG storage facilities with a working capacity of approximately eight` hundred thousand (800,000) Cubic Meters of LNG;

(ix)	LNG regasification facilities with a total daily capacity of up to 4.0 billion Standard Cubic Feet; and

(x)	metering, piping and flange at the Gas Delivery Point necessary for the purpose of connecting to the Downstream Pipeline.

(c)	Facilities Not Provided. Services and facilities not provided at the Sabine Pass Facility include the following:

(i)	facilities and loading lines for liquid or gaseous nitrogen to service an LNG Vessel;

(ii)	facilities for providing bunkers; and

(iii)	facilities for the handling and delivery to the LNG Vessel of ship’s stores, provisions and spare parts.

(d)	Expansion. SABINE shall have the right, but not the obligation, from time to time, to expand the Sabine Pass Facility or to construct or acquire other facilities; provided, however, that such expansion does not materially limit or impair Customer’s rights to Services under this Agreement.

7.2	Compatibility of Sabine Pass Facility with LNG Vessels

(a)	Sabine Pass Facility General Specifications. SABINE has provided to Customer the general specifications for the LNG berthing, loading and unloading facilities of the Sabine Pass Facility as of the date hereof.

(b)	LNG Vessel Compatibility. Customer shall ensure, at no cost to SABINE, that each of the LNG Vessels is fully compatible with the Sabine Pass Facility as set forth in such general specifications. Should an LNG Vessel fail materially either to be compatible with the Sabine Pass Facility, or to be in compliance with the provisions of Article 8, Customer shall not employ such LNG Vessel until it has been modified to be so compatible or to so comply.

(c)

Modifications to Terminal Generally. The Parties agree that, after the date hereof, SABINE shall be entitled to modify the Sabine Pass Facility in any manner whatsoever, provided that: (x) such modifications do not render the Sabine Pass Facility incompatible with an LNG Vessel that was previously compatible with the Sabine Pass Facility under Section 7.2(b) above; (y) such modifications, once finalized, do not reduce the ability of SABINE to load or unload LNG or otherwise provide the Services to Customer on the basis set forth in this Agreement; and (z) such modifications do not otherwise conflict with SABINE’s obligations under this Agreement. Notwithstanding the foregoing, SABINE may modify the Sabine Pass Facility in a manner that would render it incompatible with an LNG Vessel provided that:

(i)	such modification is necessary for SABINE to comply with its obligations under Section 7.1(a); or

(ii)	the LNG Vessel is capable of being modified, and such modification is minor in nature, to maintain compatibility with both the Sabine Pass Facility and other terminals in its normal/intended trade and, in connection with a modification, SABINE reimburses Customer for the reasonable actual costs incurred by Customer in causing Transporter to modify the LNG Vessel to maintain compatibility with the Sabine Pass Facility as so modified; provided, further, that Customer shall use its best efforts to minimize costs to be borne by SABINE hereunder, shall notify SABINE reasonably in advance of the nature and expected cost of all such LNG Vessel modifications by Transporter, and shall certify to SABINE the actual amount and detail of all costs incurred for which such reimbursement from SABINE is requested.

(d)	Modifications to Terminal Resulting From Changes in International LNG Vessel Standards. In the event of a change in International LNG Vessel Standards which requires an LNG Vessel to be modified but such vessel modification would render such LNG Vessel incompatible with the Sabine Pass Facility, then SABINE shall use its best efforts to modify the Sabine Pass Facility to render it compatible with such modified LNG Vessel provided that:

(i)	such modifications do not render the Sabine Pass Facility incompatible with another LNG vessel that was previously compatible with the Sabine Pass Facility;

(ii)	such modifications, once finalized, do not reduce the Services; and

(iii)	such modifications do not otherwise conflict with SABINE’s obligations under this Agreement.

7.3	Customer Inspection Rights

Upon obtaining SABINE’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Customer’s designated representatives (including LNG Suppliers and LNG Purchasers) may from time to time (including during the period of initial construction) inspect the operation of the Sabine Pass Facility so long as such inspection occurs from 8:00 a.m. Central Time to 5:00 p.m. Central Time on a Business Day. Any such inspection shall be at Customer’s sole risk and expense. Customer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Sabine Pass

Facility. Customer’s right to inspect and examine the Sabine Pass Facility shall be limited to verifying SABINE’s compliance with SABINE’s obligations under this Agreement and shall not entitle Customer to make direct requests to SABINE regarding any aspect of the Sabine Pass Facility. No inspection (or lack thereof) of the Sabine Pass Facility by Customer hereunder, or any requests or observations made to SABINE or its representatives by or on behalf of Customer in connection with any such inspection, shall (a) modify or amend SABINE’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (b) constitute an acceptance or waiver by Customer of SABINE’s obligations under this Agreement.

ARTICLE 8

TRANSPORTATION AND TRANSFERS

8.1	LNG Vessels

(a)	Customer to Cause LNG Vessels to Comply. Customer shall be responsible for the transportation of LNG to or from the LNG Transfer Point. In this regard, Customer shall cause each LNG Vessel to comply with the requirements of this Article 8 in all respects.

(b)	Approvals and Documentation. Each LNG Vessel shall comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Vessel to enter, leave and carry out all required operations at the Sabine Pass Facility. Each LNG Vessel shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Vessel shall comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1, 1998, and at all times be in possession of a valid safety management certificate.

(c)	Tugs, Fireboats, Escort Vessels and Port Charges. Customer shall arrange for, or cause the appropriate Person to arrange for, such number and types of tugs, line boats, fireboats and other escort vessels as are required by Governmental Authorities to attend the LNG Vessel so as to permit safe and efficient movement of the LNG Vessel within the maritime safety areas located in the approaches to and from the Sabine Pass Facility. SABINE requires that Customer arrange for, or cause the appropriate Person to arrange for, a minimum of four (4) 5000-horsepower, greater than seventy (70) short tons bollard pull tug boats with fire-fighting capability. Customer shall pay all Port Charges directly to the appropriate Person.

(d)	LNG Vessel Requirements. Each LNG Vessel must satisfy the following requirements:

(i)

Specifications. Except as otherwise mutually agreed in writing by the Parties, each LNG Vessel shall be compatible with the specifications of the Sabine Pass Facility identified in Section 7.1(b). Notwithstanding the foregoing, in the event an LNG Vessel is compatible with the specifications set forth in Section 7.1(b) or otherwise acceptable to SABINE, but a Governmental Authority or Pilot prohibits or otherwise hinders the utilization of such LNG Vessel, Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use such a vessel as an LNG Vessel.

(ii)	LNG Vessel Capacity. Except as otherwise agreed in writing by SABINE, each LNG Vessel shall have an LNG cargo containment capacity of no less than eighty-seven thousand six hundred (87,600) Cubic Meters.

(iii)	Condition of the LNG Vessel. Each LNG Vessel shall be, in accordance with International LNG Vessel Standards: (a) fitted in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (b) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition. The location of the unloading manifold shall allow a safe margin for movement of the arms within the operating envelope.

(iv)	Classification Society. Each LNG Vessel shall at all times be maintained in class with any of the following: American Bureau of Shipping, Lloyd’s Register for Shipping, Bureau Veritas, Germanischer Lloyd, NKK, Det Norske Veritas or any other classification society that is mutually agreeable to the Parties.

(v)	Construction. Each LNG Vessel shall have been constructed to all applicable International LNG Vessel Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(vi)	Operation and Maintenance. Each LNG Vessel shall comply with, and shall be fully equipped, supplied and maintained to comply with, all applicable International LNG Vessel Standards. Unless approved by SABINE in writing, which approval shall not be unreasonably withheld or delayed, an LNG Vessel shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Sabine Pass Facility. Each LNG Vessel shall comply fully with the guidelines of any Governmental Authority of the United States, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in U.S. waters with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Vessel which causes injury to such protected species.

(vii)	Crew. The officers and crew of each LNG Vessel shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards as adopted on first-class LNG vessels and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Vessel or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Vessel in English.

(viii)	Communications. Each LNG Vessel shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Vessel to be in constant communication with the Sabine Pass Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

(ix)	Pumping Time. Provided that the Sabine Pass Facility supplies a suitable vapor return line meeting the requirements of Section 7.1(b)(v), then:

a.	an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters shall be capable of transferring LNG in a maximum of fifteen (15) hours; and

b.	an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters shall be capable of transferring LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG transferring time (in hours)

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Vessel in excess of one hundred forty thousand (140,000) Cubic Meters.

Time for connecting, cooling, stripping and disconnecting, and cooling of liquid arms shall not be included in the computation of pumping time.

(x)	Prequalification. Customer shall prequalify LNG Vessels which it intends to berth at the Sabine Pass Facility by providing information reasonably required by SABINE to ensure each LNG Vessel complies with this Article 8 and other reasonable operating requirements of SABINE.

8.2	Sabine Pass Marine Operations Manual

Acting as a Reasonable and Prudent Operator, SABINE shall develop and maintain a single marine operations manual (the “Sabine Pass Marine Operations Manual”) that governs activities at the Sabine Pass Facility, applies to all LNG Vessels and LNG vessels used by Other Customers and which shall take into consideration International LNG Vessel Standards (but excluding the matters governed by the Sabine Pass Services Manual). SABINE shall deliver to Customer and all Other Customers a copy of the Sabine Pass Marine Operations Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be. Customer shall comply, and shall cause its Scheduling Representative to comply, with such Sabine Pass Marine Operations Manual in all respects.

8.3	LNG Vessel Inspections; Right to Reject LNG Vessel

(a)	Inspections. During the Term, on prior reasonable notice to Customer, SABINE acting as a Reasonable and Prudent Operator may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Vessel as SABINE may consider necessary to ascertain whether the LNG Vessel complies with the provisions of this Agreement. SABINE shall bear the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Vessel’s operational schedule, examination of the LNG Vessel’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Vessel’s deck and engine scrap/rough and fair copy/official log books; review of records of surveys by the LNG Vessel’s classification society and relevant Governmental Authorities; and review of the LNG Vessel’s operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Section 8.3(a): (i) shall not interfere with, or hinder, any LNG Vessel’s safe and efficient construction or operation; and (ii) shall not entitle SABINE or any of its representatives to make any request or recommendation directly to Transporter except through Customer. No inspection (or lack thereof) of an LNG Vessel hereunder shall: (x) modify or amend Customer’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (y) constitute an acceptance or waiver by SABINE of Customer’s obligations under this Agreement.

(b)	Right to Reject LNG Vessel. SABINE shall have the right to reject any LNG Vessel that Customer intends to use to deliver, or take delivery of, LNG at the Sabine Pass Facility if such LNG Vessel does not comply materially with the provisions of this Agreement, provided that:

(i)	neither the exercise nor the non-exercise of such right shall reduce the responsibility of Customer to SABINE in respect of such LNG Vessel and her operation, nor increase SABINE’s responsibilities to Customer or third parties for the same; and

(ii)	Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use a vessel as an LNG Vessel.

8.4	Advance Notices Regarding LNG Vessel and Cargoes

(a)	Change in Expected Cargo Quantity. If, subsequent to issuing the notice required under Section 5.1(f), Customer anticipates a change, by way of either increase or decrease, of at least five percent (5%) in the Expected Cargo Quantity for a particular Cargo, Customer shall promptly provide notice thereof to SABINE and include in such notice Customer’s new estimate of the Expected Cargo Quantity. SABINE shall use reasonable endeavors to accept any increase in the quantity but shall at all times have the right not to accept such new increased quantity if, in its sole discretion, such increased quantity would conflict with any Other Customer’s unloading schedule or entitlement to Services or exceed Customer’s Service entitlements at the Sabine Pass Facility.

(b)	LNG Vessel Nomination. As soon as practicable, but no later than the LNG Vessel’s disembarkation from the last port (“Disembarkment Port”) where such LNG Vessel has loaded or unloaded an LNG cargo (as the case may be) immediately prior to its voyage to the Sabine Pass Facility (unless such LNG Vessel is diverted from another destination after disembarking from its last port in which case Customer shall notify SABINE as soon as possible after such diversion), Customer shall notify SABINE of the information specified below:

(i)	name of LNG Vessel and, in reasonable detail, the dimensions, specifications, operator, and owner of such LNG Vessel;

(ii)	name of Disembarkment Port;

(iii)	expected departure date of LNG Vessel from Disembarkment Port, to the extent not already occurred;

(iv)	estimated arrival date at the Sabine Pass Facility; and

(v)	in the case of an LNG Vessel which will unload an LNG Cargo at the Sabine Pass Facility, any changes in the Expected Cargo Quantity since any prior notice by Customer in respect of such Cargo.

Moreover, if the vessel that Customer proposes to use as an LNG Vessel has not, within the immediately preceding Contract Year, delivered, or taken delivery of, LNG at the Sabine Pass Facility, Customer shall notify SABINE thereof at least sixty (60) days prior to the applicable Scheduled Arrival Date.

(c)	LNG Vessel Movements. With respect to each LNG Vessel scheduled to call at the Sabine Pass Facility, Customer shall give, or cause the master of the LNG Vessel to give, to SABINE the following notices:

(i)	A first notice (“First Notice”), which shall be sent upon the departure of the LNG Vessel from the Disembarkment Port (unless such LNG Vessel is diverted from another destination after disembarking from its last port in which case Customer shall notify SABINE as soon as possible after such diversion) and which shall set forth the time and date of such departure, the estimated time of arrival of the LNG Vessel at the Pilot Boarding Station (“ETA”), any operational deficiencies in the LNG Vessel that may affect its performance at the Sabine Pass Facility or berth, and in the case of an LNG Vessel which will unload an LNG Cargo:

a. the volume (expressed in Cubic Meters) of LNG loaded on board the LNG Vessel; and

b. the time and date such loading was completed.

(ii)	A second notice (“Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the First Notice, stating the LNG Vessel’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA;

(iii)	A third notice (“Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA;

(iv)	A fourth notice (“Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA; and

(v)	An NOR, which shall be given at the time prescribed in Section 8.5(a) below.

Provided, however, the above notice requirements shall be waived by SABINE to the extent Customer is unable to practically provide the applicable notice as a result of Customer choosing to deliver recently acquired spot LNG Cargoes.

(d)	Characteristics of Cargoes. With the First Notice, Customer shall notify SABINE, or cause SABINE to be notified, for SABINE’s information only, of the following characteristics of the LNG comprising any Cargo to be delivered by Customer, as determined at the time of loading:

(i)	Gross Heating Value per unit;

(ii)	molecular percentage of individual hydrocarbon components and nitrogen;

(iii)	average temperature; and

(iv)	density at loading.

(e)	Right to Reject Certain Quantities. Without prejudice to any other rights and remedies arising hereunder or by law or otherwise, SABINE shall for any reason have the right to reject, and shall not be required to unload, those quantities of LNG on board an LNG Vessel that exceed one hundred and five percent (105%) of the Expected Cargo Quantity for a Cargo to be delivered by Customer as specified in, whichever is applicable: (i) the notice delivered pursuant to Section 5.1(b)(ii) or Section 5.2(a) and utilized by SABINE for the purposes of determining Annual Delivery Program or any Three Month Unloading Schedule, respectively; or (ii) any subsequent notice delivered pursuant to Section 8.4(a) and accepted by SABINE.

8.5	Notice of Readiness

(a)	Issuance. Subject to any applicable restrictions, including any nighttime transit restrictions imposed by Governmental Authorities or Pilots or any other reasonable timing restrictions imposed by SABINE (in light of SABINE’s obligation to have the capability to provide Services twenty-four (24) hours a day, seven (7) days a week), the master of an LNG Vessel or its agent shall give to SABINE its notice of readiness (“NOR”), to unload or load upon arrival of such LNG Vessel at the specific location off the Sabine Pass Facility at which Pilots customarily board the LNG Vessel (such location referred to as the “Pilot Boarding Station”).

(b)	Effectiveness. An NOR given under Section 8.5(a) shall become effective as follows:

(i)	For an LNG Vessel arriving at the Pilot Boarding Station at any time before 6:00 a.m. Central Time on the Scheduled Arrival Date allocated to such LNG Vessel, an NOR shall be deemed effective at 6:00 a.m. Central Time on such Scheduled Arrival Date;

(ii)	For an LNG Vessel arriving at the Pilot Boarding Station at any time between the period of 6:00 a.m. Central Time on the Scheduled Arrival Date allocated to such LNG Vessel and 6:00 a.m. Central Time on the day immediately following such Scheduled Arrival Date, an NOR shall become effective at the time of its issuance; or

(iii)	For an LNG Vessel arriving at the Pilot Boarding Station at any time after the expiration of the Scheduled Arrival Date, an NOR shall become effective upon SABINE’s notice to the LNG Vessel that it is ready to receive the LNG Vessel at berth.

8.6	Berthing Assignment

(a)	General Rule. SABINE shall determine the berthing sequence of all LNG Vessels at the Sabine Pass Facility in order to ensure compliance with the Annual Delivery Program and Three Month Berthing Schedules. If an LNG Vessel is not ready to load or unload for any reason, SABINE may refuse to allow it to berth.

(b)	Timely Arrival. SABINE shall berth an LNG Vessel arriving before or during its Scheduled Arrival Date at the first opportunity that SABINE determines such LNG Vessel will not interfere with berthing and loading or unloading of any other scheduled LNG vessel with a higher berthing priority. Berthing priority for LNG vessels arriving before or during their respective Scheduled Arrival Dates shall be determined as follows:

(i)	The first berthing priority on any day shall be for LNG vessels with a Scheduled Arrival Date on such day. Priority within this group shall be given to the LNG vessel which has first given SABINE its NOR; and

(ii)	The second berthing priority on any day shall be for LNG vessels with a Scheduled Arrival Date on a future day. Priority within this group shall be given to the LNG vessel which has first given SABINE its NOR.

For the avoidance of doubt, SABINE will allow berthing and loading or unloading of LNG vessels from the priority group in Section 8.6(b)(ii) above only if, in SABINE’s sole judgment, such berthing and loading or unloading will not cause the Sabine Pass Facility to lack either berthing space or sufficient storage capacity to allow loading or unloading of an LNG vessel from the priority group in Section 8.6(b)(i).

(c)	Late Arrival. SABINE shall berth an LNG Vessel arriving after its Scheduled Arrival Date at the first opportunity that SABINE reasonably determines such LNG Vessel will not cause the Sabine Pass Facility to lack either berthing space or sufficient storage capacity to allow loading or unloading of an LNG vessel from the priority group in Section 8.6(b)(i).

8.7	Berth Time

(a)	Allotted Berth Time. The allotted loading or unloading time for each LNG Vessel (“Allotted Berth Time”) shall be thirty-six (36) hours, subject to extensions for:

(i)	reasons attributable to Customer, a Pilot, a Governmental Authority, the LNG Vessel or its master, crew, owner or operator, tugs, line boats, service boats, fire boats or other escort vessels, or attributable to any other party whose performance is required for the transiting and berthing of the LNG Vessel and whose performance is outside the control of SABINE;

(ii)	Force Majeure;

(iii)	unscheduled curtailment or temporary discontinuation of operations at the Sabine Pass Facility in accordance with Section 16.2; provided that in the circumstances described in Section 16.2(a), the repairs giving rise to such curtailment or discontinuance are reasonably necessary for the delivery of Services to Customer or Other Customers or for reasons of safety;

(iv)	occupancy of the berth by an LNG vessel that arrived at berth at the Sabine Pass Facility no later than 6:00 p.m. Central Time of the scheduled loading or unloading window allocated to such LNG vessel, which shall result in an extension of no more than nine (9) hours;

(v)	additional time to load or unload an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters, such increase over thirty-six (36) hours to be calculated in the same manner as increases over twenty-four (24) hours under Section 8.9(b)(i)b;

(vi)	failure of an LNG Vessel to send the Final Notice pursuant to Section 8.4(c)(iv) or, pursuant to Section 8.4(c)(ii), failure of an LNG Vessel to give an NOR within six (6) hours of the ETA given to SABINE in the Second Notice; and

(vii)	night time transit restrictions.

For the avoidance of doubt, SABINE shall have the right to delay berthing of the LNG Vessel for any of the reasons set forth in (i) to (vii) above.

(b)	Actual Berth Time. The actual berth time for each LNG Vessel (“Actual Berth Time”) shall commence when the NOR is effective and shall end when the LNG transfer and return lines of the LNG Vessel are disconnected from the Sabine Pass Facility’s LNG transfer and return lines.

(c)	Demurrage at the Sabine Pass Facility.

In the event Actual Berth Time exceeds Allotted Berth Time (including any extension in accordance with Section 8.7(a) (“Demurrage Event”), SABINE shall pay to Customer as liquidated damages demurrage in United States dollars (which shall be prorated for a portion of a day) determined in accordance with the rate set out in the following table:

LNG Vessel Cargo Capacity	Demurrage Rate in $/day
Less than 120,000 Cubic Meters	$45,000
120,000 Cubic Meters or greater up to, but not including, 160,000 Cubic Meters	$55,000
160,000 Cubic Meters or greater up to, but not including, 200,000 Cubic Meters	$65,000
200,000 Cubic Meters or greater	$83,000

If a Demurrage Event occurs, Customer shall invoice SABINE for such demurrage within thirty (30) days pursuant to Section 11.2.

(d)	Excess Boil-Off. If an LNG Vessel is delayed in berthing at the Sabine Pass Facility and/or commencement of LNG transfer due to an event occurring at the Sabine Pass Facility and for a reason that would not result in an extension of Allotted Berth Time under Section 8.7, and if, as a result thereof, the commencement of LNG transfer is delayed beyond twenty-four (24) hours after the Notice of Readiness is effective; then, for each full hour by which commencement of LNG transfer is delayed beyond such twenty-four (24) hour period, SABINE shall pay Customer as liquidated damages an amount, on account of excess boil-off, equal to the Henry Hub Price for the month in which the delay occurs multiplied by the quantity in MMBTUs equal to 0.0052% of the Cargo. Customer shall invoice SABINE for such excess boil-off pursuant to Section 11.2. This provision shall not apply if the LNG Vessel has onboard reliquefaction capability for boil-off.

8.8	LNG Transfers at the Sabine Pass Facility

(a)	Efficiency. SABINE shall cooperate with Transporters (or their agents) and with the master of each LNG Vessel to facilitate the continuous and efficient transfer of LNG hereunder.

(b)	Vapor Return Line. During LNG transfer, SABINE shall provide or take receipt of through the Sabine Pass Facility vapor return line, Gas in such quantities as are necessary for the safe transfer of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Vessel.

8.9	LNG Vessel Not Ready for LNG Transfer; Excess Berth Time

(a)

Vessel Not Ready for LNG Transfer. If any LNG Vessel, previously believed to be ready for LNG transfer, is determined not to be ready after being berthed, SABINE may direct the LNG Vessel’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to SABINE that such LNG Vessel can be made ready without disrupting the overall berthing schedule of the Sabine Pass Facility or operations of the Sabine Pass Facility. When an unready LNG Vessel at anchorage becomes ready for LNG transfer, its master shall notify SABINE. Upon the re-berthing of any LNG Vessel vacated pursuant to this Section 8.9(a), Customer shall be responsible for any actual costs incurred by SABINE acting as a Reasonable and Prudent Operator as a result of such LNG Vessel not being ready for LNG transfer.

(b)	Berth Limitations.

(i)	An LNG Vessel shall complete LNG transfer and vacate the berth as soon as possible but not later than the following allowed berth time:

a.	twenty-four (24) hours after the LNG Vessel has been berthed, in the case of an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters; or

b.	in accordance with the following formula, in the case of an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters:

24 + x = allowed berth time (in hours)

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Vessel in excess of one hundred forty thousand (140,000) Cubic Meters.

(ii)	Notwithstanding the foregoing, the aforementioned time restrictions shall be extended for: (a) reasons attributable to SABINE; (b) reasons attributable to a Pilot or to a Governmental Authority; (c) Force Majeure; and (d) nighttime transit restrictions.

(iii)	If an LNG Vessel fails to depart at the end of its allowed berth time, SABINE may direct the LNG Vessel to vacate the berth and proceed to sea at utmost dispatch.

(iv)	If an LNG Vessel fails to vacate the berth after receipt of SABINE’s notice to do so under this Section 8.9, Customer shall reimburse SABINE for any and all reasonable and actual damages SABINE incurs as a result thereof, including amounts SABINE becomes contractually obligated to pay as demurrage or excess boil-off to any Other Customer.

(v)	In the event an LNG Vessel fails to vacate the berth pursuant to this Section 8.9 and Customer is not taking actions to cause it to vacate the berth, SABINE may effect such removal at the expense of the Customer.

ARTICLE 9

RECEIPT OF LNG

9.1	Title, Custody and Risk of Loss

(a)	Title to Customer’s Inventory, Risk of Loss. Subject to Section 3.4(a), SABINE shall not assume title or risk of loss with respect to Customer’s Inventory even during periods when it is in the possession and control of SABINE. For the avoidance of doubt, title and risk of loss with respect to Retainage shall pass to SABINE at the LNG Transfer Point

(b)	Possession and Control. Possession and control of Customer’s LNG shall pass from the delivering Party to the receiving Party at the LNG Receipt Point or the LNG Transfer Point. Possession and control of Customer’s Gas shall pass from SABINE to Customer upon delivery of same at the Gas Delivery Point.

9.2	No Encumbrance

(a)	Customer’s Covenants. Customer agrees to fully defend, indemnify and hold SABINE and its Affiliates harmless against all Encumbrances and Liabilities relating to such Encumbrances (collectively, “Claims”) regarding Customer’s Inventory, including Claims brought by Other Customers, other than any Claims caused by SABINE’s acts or omissions. For purposes of this Section 9.2(a), the term “Encumbrance” shall include any mortgage, pledge, lien, charge, adverse claim, proprietary right, assignment by way of security, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security.

(b)	SABINE’s Covenants. SABINE covenants that it will deliver to Customer at the Gas Delivery Point all Gas held for Customer’s account free from all Claims relating thereto caused by SABINE’s acts or omissions. SABINE covenants that it will deliver to Customer at the LNG Transfer Point all LNG held for Customer’s account free from all Claims relating thereto caused by SABINE’s acts or omissions. SABINE agrees to fully defend, indemnify and hold Customer and its Affiliates harmless from and against all Claims regarding Customer’s Inventory caused by the acts or omissions of SABINE and Other Customers.

9.3	Receipt of LNG

The receipt of LNG from an LNG Vessel at the LNG Transfer Point shall be carried out by use of pumps and other equipment on the LNG Vessel under such reasonable and customary conditions as are specified in the Sabine Pass Marine Operations Manual. The receipt of LNG from the Liquefaction Facility at the LNG Receipt Point shall be carried out by use of equipment at the Liquefaction Facility under such reasonable and customary conditions as are specified in the Sabine Pass Service Manual.

9.4	Quality and Measurement of Customer’s LNG

Customer’s LNG shall be measured and tested in accordance with Annex I. Customer shall ensure that all LNG delivered at the LNG Transfer Point and the LNG Receipt Point for Customer’s account shall conform to the following specifications:

(a)	Gross Heating Value.

LNG when delivered by Customer to SABINE shall have, in a gaseous state, a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot.

(b)	Components.

(i)

The LNG when delivered by Customer to SABINE shall, in a gaseous state, contain not less than eighty-four molecular percentage (84.0 MOL%) of methane (C1) and, for the components and substances listed below, such LNG shall not contain more than the following:

a.	Nitrogen (N2), 1.5 MOL%;

b.	Ethane (C2), 11 MOL%;

c.	Propane (C3), 3.5 MOL%;

d.	Butanes (C4) and heavier, 2 MOL%;

e.	Pentanes (C5) and heavier, 0.09 MOL%;

f.	Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet; and

g.	Total sulfur content, 1.35 grains per 100 Standard Cubic Feet.

(ii)	The LNG when delivered by Customer to SABINE shall contain no water, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

9.5	Off-Specification LNG

(a)	Refusal of Off-Spec LNG. Without prejudice to any other rights and remedies of SABINE hereunder, SABINE may refuse to take delivery of all or part of any LNG not conforming to the quality specifications set forth in Section 9.4 (“Off-Spec LNG”).

(b)	Notice. Customer shall provide notice to SABINE as soon as reasonably practicable of any existing or anticipated failure of the LNG available for delivery to SABINE hereunder to conform to the quality specifications set forth in Section 9.4, giving details of the nature and expected magnitude of the variance, the cause of the non-compliance and the probable duration thereof, including the Cargoes and Scheduled Arrival Dates to be affected thereby. If so notified, SABINE shall as soon as possible inform Customer whether it intends to reject any of such Off-Spec LNG. If SABINE is notified by Customer prior to the commencement of unloading of a Cargo at the Sabine Pass Facility that the LNG is Off-Spec LNG and the quantity is delivered to the Sabine Pass Facility, SABINE shall use reasonable endeavors to take delivery of any Cargoes which it would otherwise be entitled to reject; provided, however that SABINE shall be entitled to delay unloading, of Off-Spec LNG for the period of time reasonably required for SABINE to determine whether it can take delivery of such Off-Spec LNG pursuant to this Section 9.5(b). Subject to SABINE first using its reasonable endeavors to take delivery of any Cargoes containing Off-Spec LNG, SABINE shall:

(i)	notify Customer that SABINE will take delivery of some or all of the affected Cargoes, without prejudice to SABINE’s rights and remedies with respect to such Off-Spec LNG other than SABINE’s right to reject said Cargo; or

(ii)	reject all or any of the affected Cargoes.

(c)	Customer’s Responsibility. If SABINE accepts delivery of a Cargo of Off-Spec LNG which it would otherwise be entitled to reject, Customer shall:

(i)	bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by SABINE or any of SABINE’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with receiving and treating Off-Spec LNG by such means as are appropriate, including mixing such Off-Spec LNG with lower calorific value Gas or injecting nitrogen if facilities to allow for such mixing or injection presently exist at the Sabine Pass Facility; and

(ii)	indemnify and hold harmless SABINE, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person and any Other Customers, which arise out of, are incident to, or result from the acceptance, handling, disposal or use of Off-Spec LNG.

(d)	No Continuing Waiver. Acceptance of Off-Spec LNG shall not prevent SABINE from refusing future deliveries of Off-Spec LNG. No waiver by SABINE of any default by Customer of any of the specifications set forth in this Article 9 shall ever operate as a continuing waiver of such specification or as a waiver of any subsequent default, whether of a like or different character.

(e)	Extended Delivery of Off-Spec LNG. If: (i) Customer notifies SABINE pursuant to Section 9.5(b) of an anticipated delivery of two (2) or more Cargoes of Off-Spec LNG; and (ii) the Parties agree for SABINE to incur incremental capital costs in order to accept delivery of such Cargoes, then Customer shall, in addition to its payment and indemnification obligations under Section 9.5(c), bear the financial responsibility for and directly fund, at SABINE’s election, all such incremental capital costs.

ARTICLE 10

REDELIVERY OF GAS AND LNG

10.1	General

(a)	Gas Delivery Point. SABINE shall deliver to Customer at the Gas Delivery Point the quantity of Gas nominated by Customer for any day pursuant to Section 5.3.

(b)	LNG Transfer Point. SABINE shall deliver to Customer at the LNG Transfer Point, the quantity of LNG nominated by Customer for any day pursuant to Section 5.3. LNG delivered to Customer at the LNG Transfer Point shall be measured and tested in accordance with Annex II.

(c)	Commingled Stream. Customer acknowledges and agrees that Gas or LNG from Customer’s Inventory may be delivered by SABINE in a commingled stream, including Gas or LNG derived from LNG received by SABINE from Other Customers. Customer furthers acknowledges and agrees that Customer shall have no right to receive Gas or LNG of the same quality as Customer’s LNG or Gas. SABINE shall deliver at the Gas Delivery Point a quantity of Gas that is, less Retainage, equal (in MMBTU) to the quantity of LNG received by SABINE for Customer’s account at the LNG Transfer Point (or the LNG Receipt Point), and which Gas shall satisfy the requirements set forth in Section 10.3. Subject to any reduction for LNG which is regasified in accordance with this Agreement, SABINE shall deliver at the LNG Transfer Point a quantity of LNG that is equal (in MMBTU) to the quantity of LNG received by SABINE for Customer’s account and which shall conform to the quality specifications set forth in Section 9.4.

(d)	Odorization. SABINE will deliver Gas from Customer’s Inventory at the Gas Delivery Point in its natural state without the addition of any odorizing agent, and SABINE shall not be obligated to add odorizing agents to any Gas unless required to do so by a Governmental Authority. SABINE does not assume any responsibility for Liabilities by reason of the fact that it has not odorized the Gas from Customer’s Inventory prior to its delivery to Customer, except to the extent such liabilities arise from a failure to comply with the requirements of a Governmental Authority.

10.2	Customer’s Responsibility

(a)	Downstream Gas Arrangements. Customer shall arrange for the transportation of Gas by Downstream Pipelines in order to meet its obligations to take redelivery of Gas in accordance with the provisions of Section 3.4(a) at the rates nominated by it pursuant to Section 5.3. In this regard, Customer shall be solely responsible for making all necessary arrangements with third parties at or downstream of the Gas Delivery Point to enable SABINE to deliver Gas to Downstream Pipelines on a timely basis pursuant to the terms and conditions of this Agreement. Customer shall also be solely responsible for ensuring that all such arrangements are consistent with the terms and conditions of this Agreement and shall require all relevant third parties to confirm to SABINE all of Customer’s nominations and scheduling of deliveries of Gas, such confirmation to be by telephone, electronic transmission, or other means acceptable to SABINE and the Downstream Pipelines. Such third-party arrangements shall be timely communicated to, and coordinated with, SABINE, and SABINE shall have no liability whatsoever for any failure of any such third party to provide downstream arrangements. The rules, guidelines, and policies of a Downstream Pipeline transporting or purchasing any Gas for or from Customer at the Gas Delivery Point (as may be changed from time to time by the Downstream Pipeline) shall set forth, among other things, the manner in which Gas from Customer’s Inventory is transported from the Gas Delivery Point. Customer and SABINE recognize that the receipt and delivery on the Downstream Pipeline’s facilities of Gas shall be subject to the operational procedures of such Downstream Pipeline.

(b)	LNG Marketing Arrangements. Customer shall arrange for the transportation of LNG by LNG Vessel (which arrangement may include requiring LNG Purchasers to arrange for LNG Vessels to transport LNG from the LNG Transfer Point) in order to meet its obligations to take delivery of LNG in accordance with the provisions of Section 3.4(b) at the rates nominated by it pursuant to Section 5.3. In this regard, Customer shall be solely responsible for making all necessary arrangements with third parties following loading at the LNG Transfer Point to enable SABINE to deliver LNG to the LNG Transfer Point on a timely basis pursuant to the terms and conditions of this Agreement. Customer shall also be solely responsible for ensuring that all such arrangements are consistent with the terms and conditions of this Agreement.

(c)	Imbalance Charges. Customer shall use its reasonable efforts to avoid imposition of any scheduling fees, imbalance charges, cash out costs or similar costs, fees or damages for imbalances (“Imbalance Charges”) imposed by any Downstream Pipeline. Customer shall indemnify and hold harmless SABINE, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charges directly resulting from Customer’s acts or omissions.

(d)	Limitation. Customer shall ensure that its Gas transportation and sales arrangements are in compliance with all applicable laws and regulations.

10.3	Specifications and Measurement of Gas at the Gas Delivery Point

Gas delivered to Customer at the Gas Delivery Point shall be measured and tested in accordance with Annex III. SABINE shall ensure that all Gas delivered at the Gas Delivery Point for Customer’s account shall conform to the following specifications:

(a)	Gross Heating Value. Gas when delivered by SABINE to Customer shall have a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot.

(b)	Components

(i)

Gas when delivered by SABINE to Customer shall contain not less than eighty-two molecular percentage (82 MOL%) of methane (C1) and, for the components and substances listed below, such Gas shall not contain more than the following:

a.	Nitrogen (N2), 3 MOL%;

b.	Pentanes (C5) and heavier, 0.1 MOL%;

c.	Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet;

d.	Total sulfur content, 5 grains per 100 Standard Cubic Feet;

e.	Oxygen (O2), 10 parts per million;

f.	Carbon dioxide (CO2), 2 MOL%; and

g.	Water (H2O), 7 pounds per one million Standard Cubic Feet.

(ii)	Gas when delivered by SABINE to Customer shall contain no active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

(c)	Gas Delivery Pressure. Gas from Customer’s Inventory shall be delivered to the Gas Delivery Point at the pressure necessary for the Gas to enter the system of the appropriate Downstream Pipeline but no greater than the maximum lawful operating pressure of the Downstream Pipeline, provided, however, that such pressure shall not be required to be less than 1000 psig and shall not be required to be greater than 1440 psig and at a temperature of not less than 40° Fahrenheit.

10.4	Nonconforming Gas

(a)

Right to Reject. Unless SABINE has accepted Off-Spec LNG from Customer pursuant to Section 9.5, Customer shall have the right to reject Gas that does not conform to the specifications set forth in Section 10.3 (“Nonconforming Gas”) if the failure of such Nonconforming Gas to satisfy such specifications would: (i) be grounds for an operator of a Downstream Pipeline or a Person under contract with Customer to purchase such Gas (“Downstream Purchaser”) to reject such Nonconforming Gas; or (ii) otherwise materially and adversely affect Customer, in Customer’s reasonable opinion.

(b)	SABINE Indemnity. If Customer accepts delivery of Non-Conforming Gas which it would otherwise be entitled to reject, SABINE shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Other Customers, a Downstream Pipeline, and a Downstream Purchaser), which arise out of, are incident to, or result from the acceptance, handling, disposal or use of Non-Conforming Gas. If Customer accepts delivery of Non-Conforming Gas which it would otherwise be entitled to reject, SABINE shall bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by Customer or any of Customer’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with accepting delivery of Non-Conforming Gas.

10.5	Minimum Inventory

Customer shall maintain Customer’s Inventory of not less than five hundred thousand (500,000) MMBTUs. In the event that Customer’s Inventory will fall below the above amount, Customer shall have fifteen (15) days to cure such deficit.

ARTICLE 11

PAYMENT

11.1	Monthly Statements

Between the first (1st) day of each month and the tenth (10th) day of each month, SABINE shall deliver to Customer a statement setting forth the following:

(a)	the Reservation Fee for the following month;

(b)	the Operating Fee for the following month;

(c)	the Cargo Loading Fee for the prior month; and

(d)	any charges under Section 4.2 and/or Section 8.9 for the prior month.

11.2	Other Statements

If any other moneys are due from one Party to the other hereunder and if provision for the invoicing of that amount due is not made elsewhere in this Article 11, then the Party to whom such moneys are due shall furnish a statement therefore to the other Party, along with pertinent information showing the basis for the calculation thereof.

11.3	Adjustments, Audit

(a)	General. If, within ninety (90) days of the issuance by SABINE of a statement, SABINE acquires information indicating the necessity of an adjustment to such statement rendered hereunder, then SABINE shall promptly serve on Customer a written notice setting forth that information. Unless otherwise provided herein, after obtaining that information, SABINE shall promptly prepare and serve on Customer an adjusted statement, showing the necessary payment, the calculation of the payment amount, and the Party from whom the payment is owed. In the event Customer issued a statement and subsequently acquires information indicating the necessity of an adjustment to such statement, Customer shall follow the same procedure in issuing an adjusted statement.

(b)	Audit. Upon thirty (30) days written notice issued within six (6) months of the conclusion of any Contract Year, Customer shall have the right to cause an internationally recognized firm of accountants, appointed by Customer at Customer’s sole expense, to audit the books, records and accounts of SABINE that are directly relevant to the determination of SABINE Taxes and New Regulatory Costs, LNG transfers and Gas deliveries for such prior Contract Year, as provided in statements issued to Customer pursuant to this Article 11. Such audit shall be conducted at the head office of SABINE and shall be completed within the Contract Year in which Customer’s notice is sent to SABINE. If Customer obtains information indicating the necessity of an adjustment to any statement rendered hereunder, then within ninety (90) days following completion of the audit pertaining to the affected Contract Year, Customer shall promptly serve on SABINE a statement pursuant to Section 11.2 and written notice setting forth the information and basis for such statement. If Customer waives its right to conduct an audit, statements may be contested by Customer only if, within a period of ninety (90) days after the end of the Contract Year, Customer serves on SABINE notice questioning their correctness. If no such notice is served, statements shall be deemed correct and accepted by both Parties. Promptly after resolution of any Dispute as to a statement, the amount of any overpayment or underpayment (plus interest as provided in Section 11.4(c)) shall be paid by SABINE or Customer to the other, as the case may be.

(c)	Records. SABINE shall keep all books and records relevant to such audit for a period of three (3) years following the end of the relevant Contract Year; provided that where SABINE is on notice of a Dispute, SABINE shall keep all such books, records, and other information until such Dispute has been finally resolved.

11.4	Payment Due Dates

(a)

Due Date for Payment of Monthly Statement. Each monthly statement submitted pursuant to Section 11.1 shall become due and payable on the later of: (i) ten (10) days after delivery by SABINE of such monthly statement; or (ii) the twenty-fifth (25th) day of the month in which such monthly statement was received; provided that if such day is not a Business Day, it shall become due and payable on the next Business Day.

(b)

Due Date for Payment of Other Statements. Each statement submitted pursuant to Section 11.2 shall become due and payable on the thirtieth (30th) day after the date on which it is received; provided that if such payment due date is not a Business Day, the due date for such payment shall be extended to the next Business Day. For purposes of this Section 11.4(b), a facsimile copy of an invoice shall be deemed received by a Party on the next Business Day following the day on which it was sent.

(c)	Interest. Except as provided in Section 11.4(d), if the full amount of any statement is not paid when due, the unpaid amount thereof shall bear interest at the Base Rate, compounded annually, from and including the day following the due date up to and including the date when payment is made.

(d)	Recurring Late Payments. If three (3) monthly statements submitted pursuant to Section 11.1 in a Contract Year are not paid when due, then, in addition to the remedies provided in Section 11.6 any late payment thereafter shall bear a charge equal to the Base Rate plus two percent (2%), of the unpaid amount thereof in lieu of interest at the Base Rate as provided in Section 11.4(c).

11.5	Payment

Each Party shall pay, or cause to be paid, in United States dollars in immediately available funds, all amounts that become due and payable by such Party pursuant to any statement issued hereunder, to a bank account or accounts designated by and in accordance with instructions issued by the other Party. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges, or bank transfer charges. Notwithstanding the preceding sentence, the paying Party shall not be responsible for a designated bank’s disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each statement with such bank shall constitute full discharge and satisfaction of the statement.

11.6	Nonpayment

The term “Cumulative Delinquency Amount” shall mean, with respect to a Party, the cumulative amount, expressed in United States dollars, that is owed by that Party to the other Party under this Agreement and is past due. Without prejudice to a Party’s right of offset, if a Party’s failure to pay when due an amount owing hereunder causes its Cumulative Delinquency Amount to exceed three (3) times the Reservation Fee, then the Party to which such amount is owed shall have the right, upon giving thirty (30) days written notice (such notice hereinafter referred to as the “Delinquency Notice”) to the owing Party, to suspend performance of its obligations under this Agreement until such amount, with interest in accordance with Section 11.4(c), has been paid in full; provided, however, that: (a) no such suspension of a Party’s obligations under this Section 11.6 shall excuse the owing Party from the performance of its obligations hereunder; and (b) in the event that SABINE suspends performance under this Section 11.6: (i) Customer shall continue to be liable for the Fee pursuant to Section 4.1; and (ii) SABINE may offer Customer’s unutilized Services to the Other Customers. If any such Cumulative Delinquency Amount has not been paid within sixty (60) days after the issuance of the Delinquency Notice, then the Party to whom such amount is owed shall have the right, upon not less than thirty (30) days notice to the other Party, to terminate this Agreement without the necessity of any further action, unless within that thirty (30) day period, the Party to which such amount is owed receives payments from or on behalf of the owing Party equal to the Cumulative Delinquency Amount. Any such termination shall be without prejudice to any other rights and remedies of the terminating Party arising hereunder or by law or otherwise, including the right of such Party to receive payment in respect of all obligations and claims that arose or accrued prior to such termination or by reason of such default by the owing Party.

11.7	Disputed Statements

In the event of disagreement concerning any statement, Customer or SABINE (as the case may be) shall make provisional payment of the total amount thereof and shall immediately notify the other Party of the reasons for such disagreement, except that in the case of an obvious error in computation, Customer or SABINE (as the case may be) shall pay the correct amount disregarding such error. Subject to Section 11.3(b), statements may be contested by Customer or SABINE (as the case may be) only if, within a period of ninety (90) days after a Party’s receipt thereof, Customer or SABINE (as the case may be) serves on the other Party notice questioning their correctness. If no such notice is served, statements shall be deemed correct and accepted by both Parties. Promptly after resolution of any Dispute as to a statement, the amount of any overpayment or underpayment (plus interest as provided in Section 11.4(c)) shall be paid by SABINE or Customer to the other, as the case may be.

11.8	Final Settlement

Within sixty (60) days after expiration of the Term, SABINE and Customer shall determine the amount of any final reconciliation payment. After the amount of the final settlement has been determined, SABINE shall send a statement to Customer, or Customer shall send a statement to SABINE, as the case may be, in United States dollars for amounts due under this Section 11.8, and SABINE or Customer, as the case may be, shall pay such final statement no later than twenty (20) days after the date of receipt thereof.

ARTICLE 12

DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES

Notwithstanding Section 4.2, Customer shall be responsible for and pay, or cause to be paid, all Taxes that may be imposed or levied on Customer’s Inventory (including receipt or redelivery thereof) and the LNG Vessels including any sales and use taxes that may be imposed on the Services or on SABINE for providing the Services to Customer. Customer shall reimburse and hold harmless SABINE for any such Taxes that may be required by law to be remitted by SABINE and shall pay such additional amount (including Taxes and corresponding interest at the Base Rate) as is necessary to ensure receipt by SABINE of the full amounts otherwise due to it under this Agreement. Notwithstanding the foregoing, neither Party shall be responsible for Taxes on the capital, revenue or income derived by the other Party. If any Governmental Authority requires Customer or SABINE to remit Taxes for which the other Party is responsible, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes. Any Party entitled to an exemption from any such Taxes or charges shall furnish the other Party any necessary documentation thereof.

ARTICLE 13

INSURANCE

13.1	SABINE’s Insurance

SABINE shall be responsible for obtaining and maintaining insurance for the Sabine Pass Facility, to the extent required by applicable law; and additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of a shared use LNG receiving, loading, and regasification terminal would obtain. SABINE shall obtain such insurance from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. SABINE shall exercise its best efforts to collect any amount due to SABINE under such insurance policies. Any insurance policy required pursuant to this Section 13.1 shall contain a standard waiver of subrogation endorsement. In the event of a casualty that destroys or materially impairs the Sabine Pass Facility, SABINE, upon consent of Lenders, shall be required to utilize such insurance proceeds to cause the facility to be rebuilt or repaired as quickly as commercially practicable. Upon request of Customer, SABINE shall provide to Customer satisfactory evidence that the insurance required pursuant to this Section 13.1 is in effect. In any event SABINE shall be required to obtain the following insurance coverages:

(a)	Commercial General Liability Insurance / Marine Terminal Operator’s Liability Insurance;

(b)	Workers’ Compensation / Employer’s Liability;

(c)	All-Risk Property Insurance; and

(d)	Wharfingers Liability Insurance.

In addition, during construction of the Sabine Pass Facility, SABINE shall cause the contractor under the engineering, procurement and construction contract to carry an appropriate level of insurance, including Construction All-Risk Insurance.

13.2	Customer’s Insurance

(a)	Loss of Product Insurance. Customer acknowledges that SABINE shall not at any time be responsible for securing or maintaining loss of product insurance covering the risk of loss of Customer’s Inventory and that Customer shall be responsible for insuring against such risk. If Customer elects to obtain loss of product insurance that insures the physical damage or loss of Customer’s Inventory, SABINE shall, upon request of Customer, provide Customer all documents and information reasonably necessary to enable Customer to obtain such loss of product insurance.

(b)	LNG Vessel Insurance. Customer shall ensure that insurances are procured and maintained for each LNG Vessel in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Vessel. In this regard:

(i)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(ii)	Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained as an unlimited entry, if such entry is available, with, and subject to, and on the basis of, the rules of any of the reputable international P&I insurance associations experienced in providing P&I Insurance for LNG vessels.

(c)	Evidence of Insurance. Prior to the commencement of LNG deliveries to the Sabine Pass Facility and thereafter at least once each Contract Year, Customer shall furnish the following evidence of insurance to SABINE in relation to each LNG Vessel: cover notes, certificates of entry, the latest rules of the particular provider, and detailed written information concerning all required insurance policies. These policies shall provide SABINE with thirty (30) days prior written notice of any cancellation, material change or alteration in coverage. These policies shall also contain a waiver of subrogation clause and name SABINE as an additional insured. The receipt of such information shall not impose any obligation on SABINE.

13.3	Port Liability Agreement

Notwithstanding any other provision of this Agreement and any rights that a Transporter may have under applicable law, each of SABINE and Customer agree to the Port Liability Agreement set forth in Exhibit A in relation to Liabilities for incidents involving an LNG Vessel occurring at the Sabine Pass Facility. Customer shall cause Transporter to execute the Port Liability Agreement prior to Transporter’s LNG Vessel’s arrival at the Sabine Pass Facility. In the event a Transporter fails to execute such Port Liability Agreement, Customer shall indemnify and hold SABINE harmless from any Liabilities incurred by SABINE arising from such failure.

ARTICLE 14

LIABILITIES

14.1	Limitation of Liability of SABINE

In no case shall the liability of SABINE to Customer arising out of, relating to, or connected with an Event under this Agreement exceed three (3) times the Reservation Fee; provided, however, that the foregoing limitation shall not apply to Liabilities caused by the Gross Negligence/Willful Misconduct of SABINE.

For purposes of this Section 14.1, an “Event” means any occurrence or series of occurrences having the same origin, and “Gross Negligence/Willful Misconduct” means any act or failure to act (whether sole, joint or concurrent) by SABINE which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences SABINE knew, or should have known, such act or failure would have on the safety or property of another Person.

14.2	Consequential Loss or Damage

Notwithstanding any other provision of this Agreement to the contrary, no Party shall be liable to the other Party for or in respect of:

(a)	any consequential loss or damage, including loss of profits or business interruption; or

(b)	any special, incidental or punitive damages

suffered or incurred by the other Party or any Person resulting from breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied, and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity, except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute. For purposes of this Agreement, any amounts payable by Customer to its Gas purchasers or Gas suppliers for replacement Gas or other similar Liabilities shall be deemed to be a consequential loss or damage.

14.3	Indemnification for Export Services

Customer shall indemnify and hold harmless SABINE, its Affiliates (other than Customer) and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Other Customers), which arise out of, are incident to, or result from the provision of the Services set forth in Section 3.1(b)(iv).

14.4	Parties’ Liability

Customer’s sole recourse and remedy under this Agreement for a breach hereof or a default hereunder shall be against SABINE and its assets. Except as otherwise provided herein, SABINE’s sole recourse and remedy under this Agreement shall be against Customer and its assets for a breach hereof or a default hereunder. In the event of a breach of this Agreement, the non-breaching Party shall exercise commercially reasonable efforts to mitigate its damages resulting therefrom.

ARTICLE 15

FORCE MAJEURE

15.1	Events of Force Majeure

Neither Party shall be liable to the other for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure. Subject to the provisions of this Article 15, the term “Force Majeure” shall mean any cause not within the control of the Party claiming suspension, and which by the exercise of due diligence, such Party has been unable to prevent or overcome, including without limitation acts of God, the government, or a public enemy: strikes, lockout, or other industrial disturbances; wars, blockades or civil disturbances of any kind; epidemics, Adverse Weather Conditions, fires, explosions, arrests and restraints of governments or people; freezing of, breakage or accident to, or the necessity for making repairs or alterations to tanks, machinery or lines of pipe, and unplanned outages of the Sabine Pass Facility. Nothing in this Article 15 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

15.2	Limitation on Scope of Force Majeure for Customer

Notwithstanding Section 15.1 of this Agreement, no Force Majeure shall relieve, suspend, or otherwise excuse Customer from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay SABINE under this Agreement, including the obligations set forth in Clause C, Sections 3.4, 4.1, 7.3, 8.9, 9.2, 9.5, 10.2 and Article 4, Article 11, Article 12 and Article 20.

15.3	Notice

A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by SABINE or Customer, in whole or in part, of any of its obligations hereunder, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

(a)	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

(b)	the particulars of the program to be implemented to resume normal performance hereunder;

(c)	the anticipated portion of the Services for a Contract Year that will not be made available or received, as the case may be, by reason of Force Majeure; and

(d)	where Section 15.7 applies, the quantity of Services that SABINE reasonably expects to allocate to Customer.

Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

15.4	Measures

In order to resume normal performance of this Agreement within the shortest time practicable, the Party affected by the Force Majeure shall take all measures to this end which are commercially reasonable under the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

15.5	No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

15.6	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

15.7	Allocation of Services

If, as a result of an event of Force Majeure, SABINE is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, SABINE shall allocate the available capability of the Sabine Pass Facility to perform activities similar to the Services to Customer and Other Customers in a reasonable manner based on the ratio that the Maximum LNG Transfer Quantity bears to the Aggregate Contracted Capacity for the remainder of such Contract Year.

ARTICLE 16

CURTAILMENT OF SERVICES

OR TEMPORARY DISCONTINUATION OF SERVICES

16.1	Scheduled Curtailment or Temporary Discontinuation of Services

To the extent that SABINE has notified Customer under Section 5.1(a) in connection with the preparation of the Annual Delivery Program of maintenance to or modification of the Sabine Pass Facility, SABINE shall, in addition to the rights set forth in Section 16.2, have the right during any Contract Year to curtail or temporarily discontinue the Services, in whole or in part due to such maintenance or modification. During the period of such curtailment or temporary discontinuation of Services, SABINE shall, from time to time, use reasonable endeavors to update Customer on the expected progress towards completing the maintenance or modification, whichever applicable. For purposes of this Section 16.1, a curtailment of or temporary discontinuation of Services shall mean any curtailment or temporary discontinuation lasting no more than three (3) consecutive days. Notwithstanding the foregoing, SABINE agrees that, for purposes of this Section 16.1, neither a curtailment nor a temporary discontinuation of Services pursuant to this Section shall reduce SABINE’s obligations to provide Services for Customer’s LNG in a quantity up to the Maximum LNG Transfer Quantity.

16.2	Unscheduled Curtailment or Temporary Discontinuation of Services

SABINE shall have the right to curtail or temporarily discontinue the Services, in whole or in part, at any time in order to: (a) repair the Sabine Pass Facility or (b) protect persons and property, including the Sabine Pass Facility, from harm or damage due to operational or safety conditions. SABINE shall use reasonable endeavors to provide Customer such notice of curtailment or temporary discontinuation as is reasonable under the circumstances, and such notice may be issued for a specific period of time or until further notice is given. If, as a result of any unscheduled curtailment or temporary discontinuation of Services pursuant to this Section 16.2, SABINE is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, SABINE shall allocate the available capability of the Sabine Pass Facility to perform activities similar to the Services to Customer and Other Customers in a reasonable manner based on the ratio that the Maximum LNG Transfer Quantity bears to the Aggregate Contracted Capacity for the remainder of such Contract Year. If a curtailment or temporary discontinuation of Services occurs under this Section 16.2, SABINE may direct Customer to adjust receipts of LNG and deliveries of Gas from Customer’s Inventory as the case may be; provided that SABINE shall use commercially reasonable efforts to implement such curtailment or discontinuance of Services among Customer and Other Customers as equitably as reasonably practicable under the circumstances. Notwithstanding the foregoing, SABINE shall have no responsibility to inform Transporters, LNG Vessels, Downstream Pipelines, LNG Suppliers, LNG Purchasers or any other Persons involved in the transaction as to such curtailment or temporary discontinuation of Services.

ARTICLE 17

ASSIGNMENT

17.1	Restrictions on Assignment

(a)	Consent of Other Party Required. Except as otherwise provided in this Article 17, neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)	Obligation of Assignee. If consent is granted pursuant to Section 17.1(a) or in the case of an assignment permitted under Section 17.2 (other than Section 17.2(c) or 17.2(d)), the assignee to such assignment must, as a condition to such assignment, deliver to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement.

(c)	Certain Restrictions No assignment by Customer other than to an Affiliate, including an assignment of all rights and obligations, shall include the rights set forth in Section 25.18 and Section 25.19, which rights shall remain with Customer following any such assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned except in connection with a simultaneous assignment to the assignee of the assigning Party’s rights and obligations under the Cooperation Agreement.

17.2	Permitted Assignments

(a)	Affiliates of SABINE. Notwithstanding the provisions of Section 17.1, SABINE may freely assign all of its rights and obligations under this Agreement to an Affiliate, upon notice to, but without requiring the consent of, Customer.

(b)	Affiliates of Customer. Subject to the provisions of Section 17.1(c), and notwithstanding the provisions of Section 17.1(a), Customer may freely assign all of its rights and obligations under this Agreement to an Affiliate upon notice to, but without requiring the consent of, SABINE.

(c)

Financing. Notwithstanding the provisions of Section 17.1, SABINE shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with the construction and term financing of the Sabine Pass Facility. Customer shall provide to the Lenders to whom such indebtedness is owed a consent to assignment or similar document in form and substance customary for similar financing transactions and agreed by such Lenders and Customer. Moreover, Customer agrees to enter into customary direct agreements with such Lenders in form and substance customary for similar financing transactions and agreed by such Lenders and Customer covering matters that are customary in project financings of this type, including Lender assignments or security rights with respect to this Agreement, direct notices to Lenders and

Lenders step-in/step-out rights; provided, however, in no event shall Customer be required to agree to any amendment to this Agreement or to provide (or cause to be provided) any guaranty or similar commitment in favor of Lenders, or any other Person. No assignment under this Section 17.2(c) shall serve as a novation to this Agreement.

(d)	Partial Assignments. Subject to the provisions of Section 17.1(c), Customer may assign a portion of the Services it is entitled to hereunder (a “Partial Assignment”) for any period of time up to and including the remainder of the Term, or all of its entitlements for a period of time that is less than the remaining Term, upon notice but without the prior consent of SABINE, to one or more assignees, provided that; and:

(i)	Customer and all assignees designate one of them, or a third party, to act on behalf of Customer and all assignees as Scheduling Representative for purposes of giving and receiving all notices, statements and other communications from or to Customer and exercising all rights of Customer under this Agreement (including all rights under Clause A, Sections 2.3, 3.5, 8.2, 10.2, 11.3, 18.1, 20.1, and 20.2) jointly, without delay or hindrance to each Party’s performance of this Agreement; and

(ii)	no Partial Assignment shall reduce the responsibility of Customer or SABINE in respect of the Services or increase SABINE’s responsibilities to Customer and the assignees under this Agreement. Customer shall remain liable for all payments due under this Agreement and SABINE shall continue to send all statements required under Article 11 to Customer. Customer shall indemnify and hold SABINE harmless from any Liabilities incurred by SABINE arising from a failure by Customer and all assignees to designate a Scheduling Representative under Section 17.2(d)(i) above.

17.3	Assignment as Novation

(a)	Except as provided in Section 17.2(b), an assignment under this Article 17 of all, but not less than all, of Customer’s or SABINE’s rights and obligations under this Agreement for the remaining Term of the Agreement shall not serve as a novation of this Agreement unless and until, but shall serve as a novation if:

(i)	the assignee delivers to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor (including the assumption of all liabilities of the assignor from the Effective Date through the date of such assignment) under this Agreement, as if it were the assignor; and

(ii)

in the case of Customer, assignee having demonstrated to SABINE that its creditworthiness (including credit support from an irrevocable letter of credit, a parent guarantee or other security) at the time of the assignment is reasonably acceptable to SABINE. For the purposes of the preceding sentence, the creditworthiness at the time of the assignment of the proposed assignee shall be deemed acceptable to SABINE if: (i) the credit rating of such assignee is at such time equivalent to or better than no less than two of the following three ratings: “A3” by Moody’s Investor Service, “A-” by Standard and Poor’s and “A-” by Fitch Ratings; and (ii) the minimum market capitalization of such assignee is three billion five hundred million U.S. dollars ($3,500,000,000); or

(iii)	in the case of SABINE, assignee having demonstrated to Customer that:

a.	its creditworthiness at the time of the assignment is the same or better than the creditworthiness of SABINE; and

b.	it has succeeded to substantially all of the assets comprising the Sabine Pass Facility and is willing and able to make available the Services to Customer.

(b)	In the event of a novation, the assignee shall be deemed to be a Party to this Agreement for all purposes with respect to rights and obligations pertaining to operations hereunder from and after the effective date of the assignment and the assignor shall be relieved of all rights and obligations hereunder from and after the effective date of the assignment.

ARTICLE 18

TERMINATION

18.1	Early Termination Events

(a)	Termination by Customer. Customer may terminate this Agreement pursuant to the other provisions of this Article 18, if:

(i)	SABINE has declared Force Majeure with respect to a period that is either projected by SABINE to extend for eighteen (18) months or has in fact extended eighteen (18) months;

(ii)	From and after the Effective Date, for reasons not excused by Force Majeure or Customer’s actions:

a.	SABINE failed to deliver to the Gas Delivery Point an amount aggregating to 201,972,750 MMBTUs or more of Customer’s total Gas nominations in a twelve (12) month period;

b.	SABINE has failed entirely to receive or deliver for Customer’s account at least seventeen (17) Cargoes, nominated by Customer, over a period of ninety (90) consecutive days; or

c.	SABINE failed to unload or load at the LNG Transfer Point, or has notified Customer that it would be unable to unload or load, the aggregate of fifty three (53) Cargoes or more scheduled in the Customer Preliminary Berthing Schedule for a twelve (12) month period.

(b)	Termination by SABINE. SABINE may terminate this Agreement pursuant to the other provisions of this Article 18 if Customer passes a resolution, commences proceedings or has proceedings commenced against it (which are not stayed within sixty (60) days of service thereof) in the nature of bankruptcy or reorganization resulting from insolvency or for its liquidation of, or the appointment of a receiver, trustee in bankruptcy or liquidator of, its undertaking or assets.

(c)	Notice. SABINE or Customer, as the case may be, shall give notice of its exercise of any termination right hereunder to the other Party.

(d)	Cure. At any time after the expiration of a period of thirty (30) days after the terminating Party gives notice of termination pursuant to Section 18.1(c), such Party may terminate this Agreement with immediate effect by giving notice of such termination; provided, however, that the terminating Party may not terminate this Agreement if the circumstances giving rise to such termination right have been fully remedied or have ceased to apply.

18.2	Other Termination Provisions

This Agreement is also subject to the termination provisions provided in Section 11.6.

18.3	Consequences of Termination

Termination of this Agreement under this Article 18 or any other provision of this Agreement shall be without prejudice to any other rights and remedies of either Party arising hereunder or by law or otherwise which arose or accrued prior to or as a result of such termination or by reason of default of either Party, provided, however, that in no event shall Customer be entitled to recover damages or pursue any other remedy against SABINE in relation to Services which would have been performed by SABINE after the date of termination by Customer.

ARTICLE 19

APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among the Parties.

ARTICLE 20

DISPUTE RESOLUTION

20.1	Dispute Resolution

(a)	Arbitration. Any Dispute (other than a Dispute regarding measurement under Annex I, Annex II or Annex III) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(b)	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

(c)	Number of Arbitrators. The arbitral tribunal (“Tribunal”) shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator.

(d)	Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Article 20: (i) Customer and all persons whose interest in this Agreement derives from them shall be considered as one Party; and (ii) SABINE and all persons whose interest in this Agreement derives from SABINE shall be considered as one Party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall make the prescribed appointment.

(e)	Consolidation. If the Parties initiate multiple arbitration proceedings under this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

(f)	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Houston, Texas.

(g)	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(h)	Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Article 23, as well as any other procedure authorized by law.

(i)	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Article 23.

(j)	Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(k)	Interim Measures. Any party to the Dispute may apply to a court in Harris County, Texas for interim measures: (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(l)	Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful Party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(m)	Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at the Base Rate.

(n)	Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(o)	Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(p)	Confidentiality. Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 21) to the extent necessary to enforce this Section 20.1 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

20.2	Expert Determination

(a)

General. In the event of any disagreement between the Parties regarding a measurement under Annex I, II or III (a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an expert selected as provided in this Section 20.2. The expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination. If the Parties to the Measurement Dispute are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Centre for Expertise of the International Chamber of Commerce shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise. The expert shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute. The Parties to the Measurement Dispute

shall cooperate fully in the expeditious conduct of such expert determination and provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it. The expert shall endeavor to resolve the Measurement Dispute within thirty (30) days (but no later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

(b)	Final and Binding. The expert's decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Section 20.1 within thirty (30) days of the date the expert’s decision. If challenged: (i) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (ii) the decision shall be entitled to a rebuttable presumption of correctness; and (iii) the expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

(c)	Arbitration of Expert Determination. In the event that a Party requests Expert Determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Annex I, II or III, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 20.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An Expert Determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

ARTICLE 21

CONFIDENTIALITY

21.1	Confidentiality Obligation

Neither this Agreement nor information or documents that come into the possession of a Party by means of the other Party in connection with the performance of this Agreement may be used or communicated to Persons (other than the Parties) without the mutual written agreement of the Parties, except that either Party shall have the right to disclose such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a)	accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 21.1, and for the benefit of the Parties;

(b)	Lenders and other providers or prospective providers of finance to SABINE in relation to the Sabine Pass Facility, provided that such Persons agree to hold such information or documents confidential, and for the benefit of the Parties, for a period of at least three (3) years (excepting information in connection with the Fee, which shall be held confidential during the Term);

(c)	bona fide prospective purchasers of all or a part of a Party’s or its Affiliate’s business, and bona fide prospective assignees of all or part of a Party’s interest in this Agreement, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 21.1, and for the benefit of the Parties;

(d)	to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(e)	if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority (including the United States Securities and Exchange Commission) having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith;

(f)	to prospective assignees permitted under Article 17, to prospective and actual LNG Suppliers, LNG Purchasers and to any prospective and actual purchasers under the Customer’s Gas sales contracts from Customer’s Inventory, in each case only to the extent required for the execution and/or administration of such contracts;

(g)	to its Affiliates, its shareholders and partners, or its shareholders’ and partners’ Affiliates, provided that such recipient entity has a bona fide business need for such information and agrees to hold such information or documents under terms of confidentiality equivalent to this Section 21.1;

(h)	to any Government Authorities to the extent such disclosure assists SABINE and Customer in obtaining Approvals;

(i)	to an expert in connection with the resolution of a Dispute pursuant to Section 20.2 or to an arbitration tribunal in connection with the resolution of a Dispute under Section 20.1; and

(j)	to the extent any such information or document has entered the public domain other than through the fault or negligence of the Party making the disclosure.

Notwithstanding the foregoing, Customer acknowledges and agrees that certain providers of finance to SABINE as well as SABINE’s shareholders and partners may disclose this Agreement and information or documents disclosed pursuant to this Section 21.1 if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over such Persons and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith.

21.2	Public Announcements

(a)	General. Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless, prior to the release of the public announcement, press release or statement, such Party furnishes the other Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party, such approval not to be unreasonably withheld; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if in the sole discretion of the disclosing Party it is deemed appropriate to do so in order to comply with the applicable laws, rules or regulations of any Governmental Authority, legal proceedings or stock exchange having jurisdiction over such Party.

(b)	Promotional Materials. Notwithstanding any provision in Section 21.2(a) to the contrary, either Party may, with the consent of the other Party not to be unreasonably withheld, use the following in external announcements and publications: (i) information concerning the signing of this Agreement; (ii) the general nature of the Services; and (iii) the general nature of Customer’s involvement in the Sabine Pass Facility project.

ARTICLE 22

REPRESENTATIONS AND WARRANTIES

22.1	Representations and Warranties of Customer

As of the date hereof and until the expiration of this Agreement, Customer represents, undertakes and warrants that:

(a)	Customer is and shall remain duly formed and in good standing under the laws of Delaware and duly qualified to do business in the State of Louisiana;

(b)	Customer has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement;

(c)	Customer has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Customer or any of its Affiliates could be liable; and

(d)	neither the execution, delivery nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of Customer’s organizational documents, any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Customer is a party.

22.2	Representations and Warranties of SABINE

As of the date hereof and until the expiration of this Agreement, SABINE represents, undertakes and warrants that:

(a)	SABINE is and shall remain duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of Louisiana;

(b)	SABINE has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement;

(c)	SABINE has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Customer or any of its Affiliates could be liable; and

(d)	neither the execution, delivery nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of SABINE’s organizational documents, any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which SABINE is a party.

ARTICLE 23

NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Party. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed as a matter of convenience only. The foregoing notwithstanding, notices given from LNG Vessels at sea may be given by radio, and notices required under Article 5 may be given by e-mail. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 23 shall mean actual delivery of the notice, or delivery of the notice to the address of the Party specified in Clause D or, in the event notice was given by radio from an LNG Vessel at sea, actual receipt of the communication by radio, or to be thereafter notified in accordance with this Article 23. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address by giving written notice thereof to the other Party

ARTICLE 24

COORDINATION

24.1	Terminal Operations Coordination Committee

(a)	Establishment of Terminal Operations Coordination Committee. Not later than ninety (90) days following the execution of this Agreement, the Parties shall form a joint coordination committee (“Terminal Operations Coordination Committee”) to serve as a forum for the Parties to coordinate and consult regarding the provisions of Sections 24.2 and 24.3.

(b)	Representatives. The Terminal Operations Coordination Committee shall be comprised of such equal number of representatives from each of Customer and SABINE as the Parties may agree from time to time.

(c)	Limitation of Authority. Notwithstanding anything herein to the contrary in this Section 24.1, the Terminal Operations Coordination Committee shall have no authority to bind or make agreements on behalf of Customer or SABINE or to issue instructions to or direct or exercise authority over Customer or SABINE or any of their respective officers, employees, advisors or agents or to waive or modify any provision hereof.

(d)	Expenses. Each Party shall bear all costs and expenses incurred its respective representatives to the Terminal Operations Coordination Committee shall be borne by SABINE.

24.2	Coordination Prior to Liquefaction Facility Start Date

(a)	Terminal Operations Coordination Committee Meetings. The Terminal Operations Coordination Committee shall meet: (i) within six (6) months following the execution of this Agreement and thereafter on a frequency of no more than a quarterly basis until the Liquefaction Facility Start Date; and (ii) upon request of either Party upon at least fifteen (15) days prior notice (or such shorter time as the Parties may agree), which notice shall include an agenda for the proposed meeting and any appropriate supporting documentation. Such meetings shall be held at such place as the Parties may agree from time to time. At such meetings, the Terminal Operations Coordination Committee shall coordinate the Parties’ activities with respect to the performance of the Parties prior to the Liquefaction Facility Start Date.

(b)	Construction Progress Reports. At least fifteen (15) days prior to each quarterly Terminal Operations Coordination Committee meeting, each Party shall furnish to the other a schedule update and interim progress report specifying the progress since the last report and the expected progress towards completing the construction, testing and operational start-up of the Sabine Pass Facility (such schedules and interim progress reports hereinafter referred to as a “Progress Report”). Each Progress Report shall include, as applicable: (i) the status and progress of all construction and an update of the construction schedule; (ii) the status and an update of construction approvals, permits and authorizations not yet received; and (iii) any other information which a Party may reasonably request to evaluate the status and progress of the above matters. If any material change occurs with respect to any of the above matters subsequent to the most recent Progress Report hereunder, the issuing Party shall promptly give notice to the other Party.

24.3	Coordination After Liquefaction Facility Start Date

(a)	Terminal Operations Coordination Committee Meetings. After the Liquefaction Facility Start Date, the Terminal Operations Coordination Committee shall meet on a yearly basis or such other time as the Parties may mutually agree. Such meetings shall be held at such place as the Parties may agree from time to time. At such meetings, the Terminal Operations Coordination Committee shall discuss the matters set forth in this Agreement.

(b)	Correlation Tests. To assist in the proper determination of the amount of LNG transferred under this Agreement, the Parties shall perform periodically correlation tests (each a “Correlation Test”) of SABINE’s gas chromatograph at the Sabine Pass Facility and of LNG Supplier’s gas chromatograph at the applicable liquefaction facility. The procedure for such tests shall be agreed upon by the Parties, subject to the following conditions:

(i)	At least sixty (60) days prior to the Liquefaction Facility Start Date, the laboratory staffs of the Parties shall jointly develop detailed testing methods based on GPA standards (as appropriate), such standards to be modified to conform to measurement and testing standards set forth in the Sabine Pass Services Manual. The first Correlation Test shall take place no later than ninety (90) days after the Liquefaction Facility Start Date. Thereafter, a Correlation Test shall be conducted on a yearly basis unless the Parties mutually agree to a two (2) or three (3) year interval between tests in consideration of the consistency of prior test results;

(ii)	Customer shall obtain a calibrated sample for determining response factors, with such sample being transported from SABINE’s laboratory to the other by LNG Vessels. The results of these tests shall be made available to both Parties; and

(iii)	Each Correlation Test shall be performed with the same procedure in the respective laboratory chromatograph with a view to achieving similar testing results within GPA tolerance allowances.

ARTICLE 25

MISCELLANEOUS

25.1	Amendments

This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by SABINE and Customer.

25.2	Approvals

Each Party shall use reasonable endeavors to maintain in force all Approvals necessary for its performance under this Agreement. Customer and SABINE shall cooperate fully with each other wherever necessary for this purpose.

25.3	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

25.4	Waiver

No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement. No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

25.5	No Third Party Beneficiaries

The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to Persons not a party to that contract. Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party.

25.6	Rules of Construction

(a)	Drafting. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

(b)	Priority.

(i)	In the event of a conflict between the terms of this Agreement excluding Annexes I, II and III and Exhibits A and BC (the “Base Agreement”) and the terms of Annexes I, II and III and Exhibits A and B then all terms of the Base Agreement shall take precedence over Annexes I, II and III and Exhibits A and B.

(ii)	In the event that any conflict arises between this Agreement and the Sabine Pass Marine Operations Manual, this Agreement shall prevail. In the event that any conflict arises between this Agreement and the Sabine Pass Services Manual, this Agreement shall prevail.

25.7	Survival of Rights

Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to a Party pursuant to this Agreement or otherwise under applicable law. All rights or remedies which may have accrued to the benefit of either Party (and any of this Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement shall survive such termination or expiration. Furthermore, the provisions of Article 11, Article 12, Article 14, Article 19, Article 20, Article 21, Article 23, and Article 25 shall survive the termination or expiration of this Agreement.

25.8	Rights and Remedies

Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

25.9	Interpretation

(a)	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article or that an Article relates only to the topical heading.

(b)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(c)	Gender. Reference to any gender includes a reference to all other genders.

(d)	Article. Unless otherwise provided, reference to any Article, Section, Annex or Exhibit means an Article, Section, Annex or Exhibit of this Agreement. In addition, reference to a Clause means a reference to a Clause in Part One and reference to an Article or Section means a reference to an Article or Section of Part Two.

(e)	Include. The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)	Time Periods. References to “day,” “month,” “quarter” and “year” shall, unless otherwise stated or defined, mean a day, month, quarter and year of the Gregorian calendar, respectively. For the avoidance of doubt, a “day” shall commence at 24:00 midnight.

(g)	Statutory References. Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)	Currency. References to United States dollars shall be a reference to the lawful currency from time to time of the United States of America.

25.10	Disclaimer of Agency

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, nor shall the Parties report for any purpose any transaction occurring pursuant to this Agreement as: (a) a partnership, joint venture or other association or a trust; nor (b) a lease or sales transaction with respect to any portion of the Sabine Pass Facility. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

25.11	No Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from: (a) any expert determination or arbitration proceeding commenced or to be commenced pursuant to this Agreement; (b) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to this Agreement; and (c) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

25.12	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

25.13	Compliance with Laws

In performance of their respective obligations under this Agreement, each Party agrees to comply with all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party.

25.14	Conflicts of Interest

SABINE shall avoid any conflict between its own interests and the interests of Customer in relation to obtaining LNG terminalling services from the Sabine Pass Facility. In this regard, SABINE shall not become one of the Other Customers during the Term hereof unless Customer has first consented in writing (such consent not to be unreasonably withheld or delayed) to such expanded business role by SABINE. In no event shall: (a) any of SABINE’s joint venture partners or affiliated entities of any kind be restricted from becoming one of the Other Customers during the Term hereof; or (b) any partner, shareholder, member, or other equity owner of SABINE be restricted from becoming one of the Other Customers during the Term hereof. Except as provided above, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to the other Party.

25.15	Expenses

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

25.16	Scope

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof.

25.17	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Customer is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

25.18	Other Customer Rights Generally

(a)	Additional Sabine Pass Facility Capabilities. In addition to its rights pursuant to Article 3 with respect to the Services (and without any additional charge or fee payable to SABINE whatsoever other than Retainage and Port Charges), Customer shall at all times while the Sabine Pass Facility is operational have the following exclusive rights:

(i)	Excess Capability. The right to commercial use and enjoyment of all services (including LNG Vessel berthing and unloading, LNG receipt, LNG storage, LNG regasification, Gas redelivery, and all other related services (whether directly or indirectly)) to the maximum extent available on a given day from the Sabine Pass Facility (“Excess Capability”), such Excess Capability to be reasonably determined within facility limitations assuming operation thereof by SABINE as a Reasonable and Prudent Operator, including:

a.	Unsold Services. Services that SABINE is not contractually obligated to make available to any Other Customer pursuant to the provisions of an existing customer agreement; and

b.	Unutilized Services. Services that an Other Customer elects (either expressly, implicitly or through inaction) not to use under its existing customer agreement (“Unutilized Services”).

For the avoidance of doubt, Customer’s use of any Excess Capability shall be in addition and without prejudice to its rights to the Services;

(ii)	LNG Segregation. The right to commercial use and enjoyment of the ability of the Sabine Pass Facility to segregate LNG receipts into specific LNG storage tanks and the ability of such facility to withdraw quantities of Gas from specific storage tanks for revaporization; and

(iii)	Variable Pressure / Temperature. The right to commercial use and enjoyment of the ability of the Sabine Pass Facility to alter the pressure and temperature of Gas during regasification and/or Gas redelivery at the Delivery Point.

(b)	Additional LNG Storage. If requested by Customer, SABINE and Customer will use commercially reasonable efforts to agree upon mutually acceptable terms and conditions, including financing, under which SABINE would cause to be constructed an additional LNG storage tank with a working capacity of approximately one hundred sixty thousand (160,000) Cubic Meters of LNG for the benefit of Customer at the Sabine Pass Facility. If such mutually acceptable terms and conditions are agreed upon by Customer and SABINE, or if no such acceptable agreement is reached, but Customer directly or indirectly commits to provide, at its sole cost, all necessary construction funding reasonably acceptable to SABINE, then SABINE shall cause such additional tank to be constructed promptly upon: (i) receipt by SABINE of all Approvals for such construction and operation; and (ii) receipt by SABINE of any required Lender approvals. Subject to (i) and (ii) above, SABINE shall cause completion of such additional LNG storage tank as soon as possible but no later than four (4) years after such Customer request.

25.19	Implementation of Other Customer Rights Under Section 25.18

(a)	Modification of Associated Limitations Under this Agreement. In order to enable Customer to fully exercise its rights under Section 25.18, the Parties agree that the associated operational, scheduling, and commercial limitations which would otherwise apply to Customer’s rights to Services are hereby deemed to not apply to Customer’s rights under Section 25.18. Accordingly, any other provision of this Agreement notwithstanding, the following shall not apply to Customer’s exercise, use and enjoyment of its rights under Section 25.18, provided that in no event shall the operation of this Section 25.19(a) have an unreasonable adverse impact on the operations of the Sabine Pass Facility:

(i)	limitations on the right of Customer to: (a) schedule and unload quantities in excess of the Maximum LNG Transfer Quantity; or (b) nominate and receive Gas at rates in excess of the Maximum Gas Redelivery Rate or at rates less than Minimum Gas Redelivery Rate; and

(ii)	obligations of Customer to provide operational notices, if the giving of such operational notices would be impractical or impossible under the circumstances.

(b)	No Adverse Effects on Customer’s Rights. The Parties hereto acknowledge and agree that SABINE has conveyed and granted to Customer all remaining Services and other capacity rights available at the Sabine Pass Facility over and above those conveyed and granted under the Total TUA and Chevron TUA. SABINE hereby covenants and agrees that it will not, without the prior written approval of Customer, (i) enter into any agreement with any other Person if such agreement or amendment would have an unreasonable adverse impact on Customer’s rights hereunder; or (ii) market additional services (including LNG Vessel berthing and unloading, LNG receipt, LNG storage, LNG regasification, Gas redelivery, and related services) to any other Person.

(c)	Cooperation. Subject to at all times SABINE being responsible for the operation of the Sabine Pass Facility, the Parties shall cooperate closely with regard to the information requirements necessary for SABINE and Customer to determine the quantities and extent of Excess Capability, both on a current and prospective basis. In this regard, SABINE shall provide to Customer all relevant non-confidential information at a frequency reasonably requested by Customer, with such frequency to include real-time information.

(d)	No Breach of existing customer agreements. For the avoidance of doubt, the Parties confirm that, in interpreting and implementing the provisions of Section 25.18 and this Section 25.19, in no event shall SABINE be obligated to provide services to Customer or take any other action which would cause SABINE to breach its contractual obligations under the existing customer agreements.

ANNEX I

MEASUREMENTS AND TESTS OF IMPORT LNG

1.	Parties to Supply Devices

a)	General. Unless otherwise agreed, Customer and SABINE shall supply equipment and conform to procedures that are in accordance with the latest appropriate International Organization for Standards (“ISO”) documents.

b)	Customer Devices. Customer or Customer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Vessels, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.

c)	SABINE Devices. SABINE shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Sabine Pass Facility.

d)	Dispute. Any Dispute arising under this Annex I shall be submitted to an Expert under Section 20.2.

2.	Selection of Devices

All devices provided for in this Annex I shall be approved by SABINE, acting as a Reasonable and Prudent Operator. The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by Customer and SABINE. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.

3.	Verification of Accuracy and Correction for Error

a)	Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by SABINE and Customer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

b)	Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Customer and SABINE. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each receipt of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 11.7.

c)	Costs and Expenses of Test Verification. All costs and expenses for testing and verifying SABINE’s measurement devices shall be borne by SABINE, and all costs and expenses for testing and verifying Customer’s measurement devices shall be borne by Customer. The fees and charges of independent surveyors for measurements and calculations shall be borne directly by Customer.

4.	Tank Gauge Tables of LNG Vessels

a)	Initial Calibration. Customer shall arrange or caused to be arranged, for each tank of each LNG Vessel, a calibration of volume against tank level. Customer shall provide SABINE or its designee, or cause SABINE or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Vessel verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.

Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).

b)	Presence of Representatives. SABINE and Customer shall each have the right to have representatives present at the time each LNG tank on each LNG Vessel is volumetrically calibrated.

c)

Recalibration. If the LNG tanks of any LNG Vessel suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Customer or Customer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Vessel hereunder until appropriate corrections are made. If mutually agreed between Customer and SABINE representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.

5.	Units of Measurement and Calibration

The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBTU, the Gross Heating Value (Volume Based) which is expressed in BTU/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.

6.	Accuracy of Measurement

All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:

a)	Liquid Level Gauging Devices.

Each LNG tank of the LNG Vessel shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Annex I.

The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.

The liquid level in each LNG tank shall be logged or printed.

b)	Temperature Gauging Devices.

The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.

The measurement accuracy of the temperature gauging devices shall be as follows:

(i)	in the temperature range of minus one hundred sixty five to minus one hundred forty degree Celsius (-165C to -140°C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);

(ii)	in the temperature range of minus one hundred forty to plus forty degree Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).

The temperature in each LNG tank shall be logged or printed.

c)	Pressure Gauging Devices.

Each LNG tank of the LNG Vessel shall have one (1) absolute pressure gauging device.

The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

The pressure in each LNG tank shall be logged or printed.

d)	List and Trim Gauging Devices.

A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.

The measurement accuracy of the list and the trim gauging devices shall be better than plus or minus zero point zero five (±0.05) degrees for list and plus or minus zero point zero one (± 0.01) degrees for trim.

7.	Gauging and Measuring LNG Volumes Delivered

a)	Gauge Tables. Upon SABINE’s representative and the independent surveyor, if present, arriving on board the LNG Vessel prior to the commencement of or during unloading, Customer or Customer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Vessel.

b)	Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Vessels before and after unloading. Each LNG Vessel’s tank shall be equipped with a minimum of two (2) sets of level gauges, each set utilizing a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.

c)

Gauging Process. Gauging the liquid in the tanks of the LNG Vessels and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Vessels, and atmospheric pressure shall be performed, or caused to be performed, by Customer before and after unloading. SABINE’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of unloading. The second gauging and measurements shall take place immediately after the completion of unloading. The liquid level in the LNG Vessel before and after the unloading shall be determined by at least two (2) separate tank gaugings to be conducted at least fifteen (15) minutes apart.

d)	Records. Copies of gauging and measurement records shall be furnished to SABINE immediately upon completion of unloading.

e)	Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Vessel shall be gauged by means of the primary gauging device installed in the LNG Vessel for that purpose. The level of the LNG in each tank shall be logged or printed.

Measurement of the liquid level in each LNG tank of the LNG Ship shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary devices fail, the secondary device shall be used.

Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.

f)	Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

In order to determine the temperature of liquid and vapor respectively in the LNG Vessel one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.

Customer shall cause each cargo tank in the LNG Vessel to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.

The average temperature of the vapor in an LNG Vessel shall be determined immediately before unloading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.

g)	Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Vessels. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Vessels. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.

Customer shall cause the LNG Vessel to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.

The pressure of the vapor in an LNG Vessel shall be determined immediately before unloading at the same time as when the liquid level is measured.

Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.

h)	Determination of Density. The LNG density shall be calculated using the method described within ISO 6976-2000, Calculation of calorific values, density, relative density and Wobbe Index from composition. This method shall be updated to conform to any official published revision of that document. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Customer and SABINE, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be measured at the same time as the liquid level measurements and shall be logged or printed.

8.	Samples for Quality Analysis

a)	General. Flow proportional representative liquid samples shall be collected from an appropriate point located as close as practical to the unloading line starting two (2) hours after the beginning of transfer and ending two (2) hours before the end of transfer. Samples taken when biphasic or overheated LNG is suspected to be in the main transfer line will be disregarded. These incremental samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed. The resulting analyses, which are proportional to time, will be mathematically flow rate weighted to yield an analysis that is representative of the unloaded Cargo. This flow rate weighted analysis shall be used for all appropriate calculations associated with the delivered Cargo. Should the automatic sampling system fail during the unloading, manual samples shall be collected and analyzed for accounting purposes.

b)	Manual Samples. Prior to the end of the unloading cycle, two (2) spot samples shall be collected from the vaporizer. Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166—Methods for Obtaining Gas Samples for Analysis by Gas Chromatography—or by other mutually agreeable methods. The samples shall be properly labeled and then distributed to Customer and SABINE. SABINE shall retain one (1) sample for a period of thirty (30) days, unless the analysis is in dispute. If the analysis is in dispute, the sample will be retained until the dispute is resolved.

Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.

9.	Quality Analysis

a)	Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross real heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross real heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.

b)	GPA Standard 2261. All samples shall be analyzed by SABINE to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261—Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Customer and SABINE, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by SABINE immediately prior to the analysis of the sample of LNG delivered. SABINE shall give advance notice to Customer of the time SABINE intends to conduct a calibration thereof, and Customer shall have the right to have a representative present at each such calibration; provided, however, SABINE will not be obligated to defer or reschedule any calibration in order to permit the representative of Customer to be present.

c)

GPA Standard 2377 and 2265. SABINE shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377—Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265—Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium Sulfate—Iodometric Titration Method) or any other method that is mutually acceptable.

10.	Operating Procedures

a)	Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Annex I, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

b)	Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE. The results of such surveyor’s verifications shall be made available promptly to each Party.

c)	Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

11.	Quantities Delivered

a)	Calculation of MMBTU Quantities. The quantity of MMBTU delivered shall be calculated by SABINE and verified by Customer. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

b)	Determination of Gross Real Heating Value. All component values shall be in accordance with the latest revision of ISO 6579 and the latest revision of the reference standards therein.

c)	Determination of Volume of LNG Unloaded.

(i)	The LNG volume in the tanks of the LNG Vessel before and after unloading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. The volume of LNG remaining in the tanks after unloading of the LNG Vessel shall be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG Vessel.

The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

(ii)	Gas returned to the LNG Vessel during unloading shall not be deemed to be volume unloaded for Customer’s account.

(iii)	If failure of the primary gauging and measuring devices of an LNG Vessel should make it impossible to determine the LNG volume, the volume of LNG unloaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Vessel is not so equipped, the volume of LNG delivered shall be determined by gauging the liquid level in SABINE’s onshore LNG storage tanks immediately before and after unloading the LNG Vessel, and such volume shall have added to it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the unloading of such LNG Vessel and have added to it the volume of any LNG that has been pumped from the LNG Vessel’s tanks during unloading. SABINE shall provide Customer, or cause Customer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

12.	Calculations

The calculation procedures contained in this Section are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.

d =	density of LNG unloaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Annex I.

Hi =	gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6.1 of this Annex I.

Hm =	gross heating value (mass based) of the LNG unloaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Annex I, rounded to four (4) decimal places.

Hv =	gross heating value (volume based) of the LNG unloaded in BTU/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Annex I.

K1 =	volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6.3 of this Annex I, rounded to six (6) decimal places.

K2 =	volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6.4 of this Annex I, rounded to six (6) decimal places.

Mi =	molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6.1 of this Annex I.

P =	average absolute pressure of vapor in an LNG Vessel immediately before unloading, in millibars, rounded to a whole millibar.

Q =	number of MMBTU contained in the LNG delivered, rounded to the nearest ten (10) MMBTU.

Tl =	average temperature of the liquid cargo in the LNG Vessel immediately after unloading, in degrees Celsius, rounded to one (1) decimal place.

Tv =	average temperature of the vapor in an LNG Vessel immediately before unloading, in degrees Celsius, rounded to one (1) decimal place.

V =	the volume of the liquid cargo unloaded, in cubic meters, rounded to three (3) decimal places.

Vh =	the volume of the liquid cargo in an LNG Vessel immediately after unloading, in cubic meters, rounded to three (3) decimal places.

Vb =	the volume of the liquid cargo in an LNG Vessel immediately before unloading, in cubic meters, rounded to three (3) decimal places.

Vi =	molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6.2 of this Annex I, rounded to six (6) decimal places.

Xi =	molar fraction of component “i” of the LNG samples taken from the receiving line, rounded to four (4) decimal places, determined by gas chromatographic analysis.

Xm =	the value of Xi for methane.

Xn =	the value of Xi for nitrogen.

12.1	Density Calculation Formula

The density of the LNG unloaded which is used in the MMBTU calculation in 12.4 of this Annex I shall be calculated from the following formula derived from the revised Klosek-McKinley method:

In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.

12.2	Calculation of Volume Delivered

The volume, in cubic meters, of each LNG cargo unloaded shall be calculated by using the following formula:

12.3	Calculation of Gross Heating Value (Mass Based)

The gross heating value (mass based), in MJ/kg, of each LNG cargo unloaded shall be calculated by using the following formula:

12.4	MMBTU Calculation of the Quantity of LNG Unloaded

The number of MMBTU contained in the LNG unloaded shall be calculated using the following formula:

The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBTU is obtained from GPA-2145:1994 and IP-251:1976 as follows:

(a)	q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;

(b)	q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;

(c)	1 MMBTU corresponds to 1055.06 MJ;

(d)	q(60°F, 14.696 psia) in MMBTU = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and

(e)	Combining (b) and (d) above yields:

q(60°F, 14.696 psia) in MMBTU = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.

Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBTU for invoicing purposes.

12.5	Calculation of Gross Heating Value (Volume Based)

The calculation of the Gross Heating Value (Volume Based) in BTU/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (Mass Based) Hm and the following formula shall apply:

The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into BTU/SCF is obtained as follows:

(a)	molar gross heating value = S (Xi x Mi x Hi) MJ/kmol;

(b)	1 kmol = 2.20462 lbmol;

(c)	1 lbmol = 379.482 SCF;

(d)	hence 1 kmol = 836.614 SCF; and

(e)	Hv = 1,000,000/ (1055.12 x 836.614) x S (Xi x Mi x Hi) BTU/SCF; or

Hv = 1.13285 x S (Xi x Mi x Hi) BTU/SCF,

12.6	Data

(a)	Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/ kmol)
Methane	55.575	16.043
Ethane	51.950	30.070
Propane	50.368	44.097
Iso-Butane	49.388	58.123
N-Butane	49.546	58.123
Iso-Pentane	48.949	72.150
N-Pentane	49.045	72.150
N-Hexane	48.716	86.177
Nitrogen	0	28.013
Carbon Dioxide	0	44.010
Oxygen	0	31.999

Source:	GPA Publication 2145 Sl-96: “Physical Constants of Paraffin Hydrocarbons and other components of natural gas”.

(b)	Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Diox	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980

Source:	National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.
Note:	For intermediate values of temperature and molecular mass a linear interpolation shall be applied

(c)	Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435

Source:	National Bureau of Standards Interagency Report 77-867.
Note 1:	Molecular mass of mixture equals S (Xi x Mi).
Note 2:	For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

(d)	Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934

Source:	National Bureau of Standards Interagency Report 77-867.
Note 1:	Molecular mass of mixture equals S (Xi x Mi).
Note 2:	For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

ANNEX II

MEASUREMENTS AND TESTS OF EXPORT LNG

1.	Parties to Supply Devices

a)	General. Unless otherwise agreed, Customer and SABINE shall supply equipment and conform to procedures that are in accordance with the latest version of the standards referred to in this document.

b)	Customer Devices. Customer or Customer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Vessels, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.

c)	SABINE Devices. SABINE shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Sabine Pass Facility.

d)	Dispute. Any Dispute arising under this Annex II shall be submitted to an Expert under Section 20.2 of Customer’s TUA.

2.	Selection of Devices

All devices provided for in this Annex II shall be approved by SABINE, acting as a Reasonable and Prudent Operator. The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by Customer and SABINE. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.

3.	Verification of Accuracy and Correction for Error

a)	Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by SABINE and Customer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

b)	Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Customer and SABINE. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each delivery of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 9.4.

c)	Costs and Expenses of Test Verification. All costs and expenses for testing and verifying SABINE’s measurement devices shall be borne by SABINE, and all costs and expenses for testing and verifying Customer’s measurement devices shall be borne by Customer. The fees and charges of independent surveyors for measurements and calculations shall be borne directly by Customer.

4.	Tank Gauge Tables of LNG Vessels

a)	Initial Calibration. Customer shall arrange or caused to be arranged, for each tank of each LNG Vessel, a calibration of volume against tank level. Customer shall provide SABINE or its designee, or cause SABINE or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Vessel verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.

Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).

b)	Presence of Representatives. SABINE and Customer shall each have the right to have representatives present at the time each LNG tank on each LNG Vessel is volumetrically calibrated.

c)

Recalibration. If the LNG tanks of any LNG Vessel suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Customer or Customer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Vessel hereunder until appropriate corrections are made. If mutually agreed between Customer and SABINE representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.

5.	Units of Measurement and Calibration

The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBTU, the Gross Heating Value (Volume Based) which is expressed in BTU/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.

6.	Accuracy of Measurement

All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:

a)	Liquid Level Gauging Devices.

Each LNG tank of the LNG Vessel shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Annex II.

The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.

The liquid level in each LNG tank shall be logged or printed.

b)	Temperature Gauging Devices.

The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.

The measurement accuracy of the temperature gauging devices shall be as follows:

(i)	in the temperature range of minus one hundred sixty five to minus one hundred forty degree Celsius (-165C to -140°C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);

(ii)	in the temperature range of minus one hundred forty to plus forty degree Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).

The temperature in each LNG tank shall be logged or printed.

c)	Pressure Gauging Devices.

Each LNG tank of the LNG Vessel shall have one (1) absolute pressure gauging device.

The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

The pressure in each LNG tank shall be logged or printed.

d)	List and Trim Gauging Devices.

A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.

The measurement accuracy of the list and the trim gauging devices shall be better than plus or minus zero point zero five (±0.05) degrees for list and plus or minus zero point zero one (± 0.01) degrees for trim.

7.	Gauging and Measuring LNG Volumes Delivered

a)	Gauge Tables. Upon SABINE’s representative and the independent surveyor, if present, arriving on board the LNG Vessel prior to the commencement of or during loading, Customer or Customer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Vessel.

b)	Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Vessels before and after loading. Each LNG Vessel’s tank shall be equipped with a minimum of two (2) independent sets of level gauges, each set utilizing preferably a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.

c)	Gauging Process. Gauging the liquid in the tanks of the LNG Vessels and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Vessels, and atmospheric pressure shall be performed, or caused to be performed, by Customer before and after loading. SABINE’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.

d)	Records. Copies of gauging and measurement records shall be furnished to SABINE immediately upon completion of loading.

e)	Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Vessel shall be gauged by means of the primary gauging device installed in the LNG Vessel for that purpose. The level of the LNG in each tank shall be logged or printed.

Measurement of the liquid level in each LNG tank of the LNG Ship shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary devices fail, the secondary device shall be used.

Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.

f)	Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

In order to determine the temperature of liquid and vapor respectively in the LNG Vessel one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.

Customer shall cause each cargo tank in the LNG Vessel to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.

The average temperature of the vapor in an LNG Vessel shall be determined immediately before loading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.

The average temperature of the liquid in an LNG Vessel shall be determined immediately after loading by means of the temperature measuring devices specified above.

g)	Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Vessels. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Vessels. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.

Customer shall cause the LNG Vessel to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.

The pressure of the vapor in an LNG Vessel shall be determined immediately before loading at the same time as when the liquid level is measured.

Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.

h)	Determination of Density. The LNG density shall be calculated using the revised Klosek-McKinley method. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Customer and SABINE, such improved data, method or device shall then be used.

8.	Samples for Quality Analysis

a)	General. Representative liquid samples shall be collected from an appropriate point located as close as practical to the loading line starting one (1) hour after full loading rate is reached and ending one (1) hour before ramping down from the full loading rate. A sample shall be taken and analyzed at least once every twenty (20) minutes by an on-line chromatograph during this period. Samples taken when biphasic or overheated LNG is suspected to be in the main transfer line will be disregarded. These incremental samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed. The resulting analyses, which are generally proportional to time, will be arithmetically averaged to yield an analysis that is representative of the loaded Cargo. This arithmetically averaged analysis shall be used for all appropriate calculations associated with the delivered Cargo. If both SABINE and the Customer agree that the result of the arithmetic average does not give a fair representation of the composition of the LNG, both Parties shall meet and decide in good faith the appropriate method to determine the composition of the LNG. Should the automatic sampling system fail during the loading, manual samples shall be collected and analyzed for accounting purposes.

b)	Manual Samples. Prior to the end of the loading cycle, three (3) sets of spot samples shall be collected from the vaporizer at the following intervals during loading, when loading is twenty-five percent (25%), fifty percent (50%), and seventy-five percent (75%) complete. Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166—Methods for Obtaining Gas Samples for Analysis by Gas Chromatography—or by other mutually agreeable methods. The samples shall be properly labeled and then distributed to Customer and SABINE. SABINE shall retain one (1) sample for a period of thirty (30) days, unless the analysis is in dispute. If the analysis is in dispute, the sample will be retained until the dispute is resolved.

Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.

9.	Quality Analysis

a)	Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.

b)	GPA Standard 2261. All samples shall be analyzed by SABINE to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261—Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Customer and SABINE, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by SABINE immediately prior to the analysis of the sample of LNG delivered. SABINE shall give advance notice to Customer of the time SABINE intends to conduct a calibration thereof, and Customer shall have the right to have a representative present at each such calibration; provided, however, SABINE will not be obligated to defer or reschedule any calibration in order to permit the representative of Customer to be present.

c)	GPA Standard 2377 and 2265. SABINE shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377—Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265—Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium Sulfate—Iodometric Titration Method) or any other method that is mutually acceptable. If Hydrogen Sulfide or Carbon Dioxide are detected by the above methods then SABINE shall confirm the presence of Hydrogen Sulfide or Carbon Dioxide in accordance with GPA Standard 2261-00 (Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography).

10.	Operating Procedures

a)	Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Annex II, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

b)	Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE. The results of such surveyor’s verifications shall be made available promptly to each Party.

c)	Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

11.	Quantities Delivered

a)	Calculation of MMBTU Quantities. The quantity of MMBTU delivered shall be calculated by SABINE and verified by Customer. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

b)	Determination of Gross Heating Value. All component values shall be in accordance with the latest revision of GPA Standard 2145 SI (2009)—Physical Constants for Hydrocarbons & Other Compounds of Interest to the Natural Gas Industry and the latest revision of the reference standards therein. Standard reference conditions for Hi component should be 15°C & 101.325 kPa.

c)	Determination of Volume of LNG Loaded.

(i)	The LNG volume in the tanks of the LNG Vessel before and after loading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. During the period when measurement is occurring, no LNG cargo, ballast, boil-off gas, fuel oil or other cargo transfer activity will be carried out on the LNG Vessel. Measurements shall first be made immediately before loading commences. Accordingly, after connection of the loading arms, but prior to their cool down, and immediately before opening the manifold ESD valves of the LNG Tanker, the initial gauging shall be conducted upon the confirmation of stoppage of all spray pumps and compressors and shut-off of the gas master valve to the LNG Tanker’s boilers or any other gas consuming unit. The gas master valve to the LNG Tanker’s boilers or any other gas consuming unit shall remain closed until after the second gauging, unless a regulatory change requires the consumption of gas during the vessel loading operations and/or upon mutual agreement between all parties upon which event the procedure for the measurement of Gas consumed during loading shall be calculated in accordance with Paragraph 12.4 of this Annex II. A second gauging shall be made immediately after loading is completed. Accordingly, the second gauging shall be conducted upon the confirmation of shut-off of the manifold ESD valves, with transfer pumps off and allowing sufficient time for the liquid level to stabilize. Measurements prior to loading and after loading will be carried out based on the condition of the LNG Tanker’s lines upon arrival at berth. Since significant volumes of LNG may remain in the LNG Tanker’s manifold and crossover, gauging will be performed with these lines in the same condition prior to loading and after loading. If the LNG Tanker’s manifold and crossover lines are empty (warm) when measurement is taken before loading commences, they will be emptied prior to measurement following the completion of loading. If the crossover lines are liquid filled (cold) when measurement is taken before loading commences, they will remain full (cold) until measurement is taken following the completion of loading. The volume of LNG remaining in the tanks immediately before loading of the LNG Vessel shall be subtracted from the volume immediately after loading and the resulting volume shall be taken as the volume of the LNG delivered from the Terminal to the LNG Vessel.

The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

(ii)	Gas returned to the Terminal and Gas consumed by the LNG Vessel during loading shall be taken into account to determine the volume loaded for Customer’s account in accordance with the formula in Paragraph 12.4 of this Annex II – MMBtu Calculation of the Quantity of LNG Loaded.

(iii)	If failure of the primary gauging and measuring devices of an LNG Vessel should make it impossible to determine the LNG volume, the volume of LNG loaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Vessel is not so equipped, the volume of LNG loaded shall be determined by gauging the liquid level in SABINE’s onshore LNG storage tanks immediately before and after loading the LNG Vessel, in line with the Terminal procedures, and such volume shall have subtracted from it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the loading of such LNG Vessel. SABINE shall provide Customer, or cause Customer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

12.	Calculations

The calculation procedures contained in this Section are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.

d =	density of LNG loaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Annex II.

Hi =	gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6(a) of this Annex II.

Hm =	gross heating value (mass based) of the LNG loaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Annex II, rounded to four (4) decimal places.

Hv =	gross heating value (volume based) of the LNG loaded in BTU/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Annex II.

K1 =	volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6(c) of this Annex II, rounded to six (6) decimal places.

K2 =	volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6(d) of this Annex II, rounded to six (6) decimal places.

Mi =	molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6(a) of this Annex II.

P =	average absolute pressure of vapor in an LNG Vessel immediately before loading, in millibars, rounded to a whole millibar.

Q =	number of MMBTU contained in the LNG delivered, rounded to the nearest ten (10) MMBTU.

Tl =	average temperature of the liquid cargo in the LNG Vessel immediately after loading, in degrees Celsius, rounded to one (1) decimal place.

Tv =	average temperature of the vapor in an LNG Vessel immediately before loading, in degrees Celsius, rounded to one (1) decimal place.

V =	the volume of the liquid cargo loaded, in cubic meters, rounded to three (3) decimal places.

Vh =	the volume of the liquid cargo in an LNG Vessel immediately before loading, in cubic meters, rounded to three (3) decimal places.

Vb =	the volume of the liquid cargo in an LNG Vessel immediately after loading, in cubic meters, rounded to three (3) decimal places.

Vi =	molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6(b) of this Annex II, rounded to six (6) decimal places.

Xi =	molar fraction of component “i” of the LNG samples taken from the loading line, rounded to four (4) decimal places, determined by gas chromatographic analysis.

Xm =	the value of Xi for methane.

Xn =	the value of Xi for nitrogen.

12.1	Density Calculation Formula

The density of the LNG loaded which is used in the MMBTU calculation in 12.4 of this Annex II shall be calculated from the following formula derived from the revised Klosek-McKinley method:

In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.

12.2	Calculation of Volume Delivered

The volume, in cubic meters, of each LNG cargo loaded shall be calculated by using the following formula:

12.3	Calculation of Gross Heating Value (Mass Based)

The gross heating value (mass based), in MJ/kg, of each LNG cargo loaded shall be calculated by using the following formula:

12.4	MMBTU Calculation of the Quantity of LNG Loaded

The number of MMBTU contained in the LNG loaded shall be calculated using the following formula:

The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBTU is obtained from GPA-2145:1994 and IP-251:1976 as follows:

(a)	q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;

(b)	q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;

(c)	1 MMBTU corresponds to 1055.06 MJ;

(d)	q(60°F, 14.696 psia) in MMBTU = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and

(e)	Combining (b) and (d) above yields:

q(60°F, 14.696 psia) in MMBTU = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.

Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBTU for invoicing purposes.

QBOG	= the quantity of boil off gas in MJ consumed by the LNG Vessel during loading, calculated as follows:

QBOG = (V2 x 55.575)

where:

V2 =	the quantity of natural gas consumed by the LNG Vessel during loading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and

55.575 =	the heating value of the vapor (assumed to be 100% of methane) stated in MJ/kg at standard reference conditions (15°C, 1.01325 bar) for both combustion & metering references (tables below).

Quantity of Natural Gas Consumed by LNG Vessel (V2)

The quantity of natural gas consumed by the LNG Vessel during loading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the LNG Vessel (i.e. final reading of Natural Gas Consumption Meter after completion of loading minus initial reading of Natural Gas Consumption Meter before the start of loading) and is calculated by using the following formula:

V2	= Vf – Vi

where:

V2 =	the quantity of natural gas consumed by the LNG Vessel during loading, stated in kg;

Vf =	the reading of Natural Gas Comsumption Meter on board the LNG Vessel after the completion of loading, stated in kg; and

Vi =	the reading of Natural Gas Comsumption Meter on board the LNG Vessel before the start of loading, stated in kg.

12.5	Calculation of Gross Heating Value (Volume Based)

The calculation of the Gross Heating Value (Volume Based) in BTU/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (Mass Based) Hm and the following formula shall apply:

The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into BTU/SCF is obtained as follows:

(a)	molar gross heating value = S (Xi x Mi x Hi) MJ/kmol;

(b)	1 kmol = 2.20462 lbmol;

(c)	1 lbmol = 379.482 SCF;

(d)	hence 1 kmol = 836.614 SCF; and

(e)	Hv = 1,000,000/ (1055.12 x 836.614) x S (Xi x Mi x Hi) BTU/SCF; or

Hv = 1.13285 x S (Xi x Mi x Hi) BTU/SCF,

12.6	Data

(a)	Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/ kmol)
Methane	55.575	16.0425
Ethane	51.951	30.0690
Propane	50.369	44.0956
Iso-Butane	49.388	58.1222
N-Butane	49.546	58.1222
Iso-Pentane	48.950	72.1488
N-Pentane	49.045	72.1488
N-Hexane	48.715	86.1754
Nitrogen	0	28.0134
Carbon Dioxide	0	44.0095
Oxygen	0	31.9988

Source: GPA Publication 2145 Sl-2009: “Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”.

(b)	Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Diox	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980

Source:	National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.
Note:	For intermediate values of temperature and molecular mass a linear interpolation shall be applied

(c)	Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435

Source:	National Bureau of Standards Interagency Report 77-867.
Note	1: Molecular mass of mixture equals S (Xi x Mi).
Note	2: For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

(d)	Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934

Source:	National Bureau of Standards Interagency Report 77-867.
Note	1: Molecular mass of mixture equals S (Xi x Mi).
Note	2: For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

ANNEX III

MEASUREMENTS AND TESTS FOR GAS AT GAS DELIVERY POINT

1.	Applicability. The measurement procedures in this Annex III shall apply to the measurement of quantities (volume, energy) Gas delivered by SABINE for Customer’s Account at the Delivery Point.

2.	Unit of Measurement. All Gas delivered at the Delivery Point shall be measured in MMBTU.

3.	Metering.

(a)	Metering Equipment. SABINE shall supply, operate and maintain (or cause to be supplied, operated and maintained at or near the Delivery Point) the following:

(i)	meters with redundancy and other equipment as is necessary to accurately measure the volume of Gas delivered at the Delivery Point hereunder;

(ii)	devices for collecting samples and for determining the quality and composition of Gas delivered at the Delivery Point hereunder; and

(iii)	and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Delivery Point.

(collectively, the “Downstream Metering Equipment”). The Downstream Metering Equipment shall be designed and installed in accordance with the current recommendations of the American Gas Association, Report No. 3 and 9 for Ultrasonic Metering.

(b)	General. A pressure transmitter shall be installed on each meter tube to measure the static pressure at the plane of the upstream differential pressure tapping. The temperature of the flowing Gas shall be measured on each meter tube by a platinum resistance thermometer installed in a thermowell so that the probe tip is in the center one-third of the pipe. Each meter run shall be provided with a dedicated microprocessor-based flow computer system powered by an appropriate back-up power supply.

(c)

Measuring and Density Standards. Gas shall be measured by ultrasonic meters. Ultrasonic meters shall be constructed and operated, Gas shall be measured, and properties shall be determined in accordance with American Gas Association, Report No. 9 and any subsequent modification and amendment thereof. The compressibility and density shall be calculated in accordance with the latest revision of the American Gas Association, Report No. 9. Metering equipment shall include the use of flow conditioners, straightening vanes, and pulsation dampening devices where necessary. Meter tubes shall be of a design incorporating suitable access for periodic internal inspection, including access for internal inspection of the upstream side of the flow conditioner. Electronic gas measurement with a continuous readout of pressure, temperature, and Gas flow rate shall be used. All computations shall be made as prescribed in the above cited standard.

(d)	Ultrasonic Metering Standard. All ultrasonic metering shall comply with the American Gas Association, Report No. 9 and any subsequent modification and amendment thereof.

4.	Determination of Gross Heating Value.

(a)	GPA 2261 and 2145. The heating value of the Gas delivered by SABINE at the Delivery Point shall be determined by gas chromatograph. The composition of the Gas shall be continuously measured by on-line chromatographs. The Gross Heating Value of the Gas shall be calculated using results from the on-line chromatograph. The chromatographs will analyze all hydrocarbon components, up to and including at least the Nonanes+ group, and inerts having a concentration of greater than zero point zero zero two mole percent (0.002%). The determination of Gas composition shall be in accordance with the GPA Standard 2261 – Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography. All physical properties used in quality and quantity calculations shall be based on these compositional analyses and the component values published in GPA 2145, or the latest revision thereof. Water vapor content shall be included in the component analyses. The sample analysis cycle time shall be less than six (6) minutes. The maximum response time from sample probe to analyzer shall be four (4) minutes. In the event of failure of the on-line Gas chromatograph, chromatograph analysis of samples collected proportional to the flow through the meters shall be used. Auto-calibration of the Gas chromatograph shall be conducted on a weekly basis or as otherwise mutually agreed by the Parties.

(b)	GPA 2145. Back-up composite samples of the flowing Gas shall be obtained weekly to be used for relative density (specific gravity), Gross Heating Value, and compressibility factors in case of electronic failure. Composite sampling of the flowing stream shall be by use of a mutually agreeable continuous sampler, designed and installed to sample proportionally to the flow rate. The end point of each composite sample chromatographic analysis shall be the Nonane+ fraction, and values for this fraction shall be based on the C9 value in the latest revision of GPA Standard 2145 – Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas. All component values shall be in accordance with such standard.

(c)

Quarterly Deviation Checks. Monthly gas chromatograph deviation checks shall be made on Gas composition mole percentages and resulting Gross Heating Value. Analyses of a sample of test Gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated Gross Heating Value is within plus or minus five (5) BTU per Standard Cubic Foot of the known Gross Heating Value. If the deviation exceeds the tolerance stated, Gross Heating Value, relative density, and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred. If the point that the error occurred cannot be determined, previous analyses will be corrected for one-half the period since the last verification test, not to exceed a correction period of six (6) months.

(d)	Corrections for Water Content. The heating value on a dry basis for Gas containing water shall be corrected in accordance with standards followed by the American Gas Association. Moisture content of flowing Gas shall be determined as often as found necessary in real practice by use of a mutually acceptable calculation or test instrument, which could include a Meco Moisture Analyzer.

5.	Operating Procedures

(a)	Notice. Prior to conducting operations for measurement, calibration, sampling and analysis provided in Annex III, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

(b)	Independent Surveyor. At the request of either Party any measurement, calibration, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE. The results of such surveyor’s verifications shall be made available promptly to each Party.

(c)	Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

6.	Verification. At least once each month, and in addition, from time to time upon at least two (2) weeks prior written notice by either Party to the other, SABINE shall verify or cause to be verified the accuracy of the Downstream Metering Equipment. When as a result of such test any of the Downstream Metering Equipment is found to be out of calibration within the accuracy provided by the manufacturer in the specification for such equipment, no adjustment shall be made to the Fee. If the testing of the Downstream Metering Equipment demonstrates that any meter is out of calibration by more than the accuracy provided by the manufacturer in the specifications for such equipment, the applicable Downstream Metering Equipment reading for the actual period during which out of calibration measurements were made shall be estimated as follows, in descending order of priority:

(a)	by using the registration of any check meter or meters if installed and accurately registering;

(b)	by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

(c)	by estimating the quantity of delivery by measuring deliveries during prior periods under similar conditions when any meter was registering accurately.

If the actual period that such equipment has been out of calibration cannot be determined to the mutual satisfaction of SABINE and Customer, the adjustment shall be for a period equal to one-half of the time elapsed since the most recent test. The previous payments made by Customer to SABINE for this period shall be subtracted from the amount of payments that are calculated to have been owed under this Agreement. The difference (which may be a positive or negative amount) shall be added to the next monthly statement pursuant to Section 11.2.

7.	Costs. The cost of the monthly testing and calibration of the Downstream Metering Equipment shall be borne by SABINE. The cost of any testing and calibration of the Downstream Metering Equipment beyond the monthly test permitted above shall also be paid by SABINE, unless the request to test any of the Downstream Metering Equipment is made by Customer and the results of such test requested by Customer demonstrate that the Downstream Metering Equipment is less than one percent (1%) out of calibration or outside of the accuracy given by the manufacturer, in which case the cost of such testing and calibration shall be for Customer’s account. Each Party shall comply with any reasonable request of the other Party concerning the sealing of the Downstream Metering Equipment, the presence of a representative of Customer when the seals are broken and tests are conducted, and other matters affecting the accuracy, testing and calibration of the Downstream Metering Equipment.

8.	Disputes. Any Dispute arising under this Annex III shall be submitted to an Expert under Section 20.2.

EXHIBIT A

PORT LIABILITY AGREEMENT – PORT OF SABINE PASS, LOUISIANA

[Attached Separately]

EXHIBIT B

COOPERATION AGREEMENT

[Attached Separately]